UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Innovest Global, Inc.
(Exact name of registrant as specified in its charter)

Nevada	82-0777948
(State of incorporation)	(I.R.S. Employer Identification No.)

8834 Mayfield Road, Chesterland, Ohio 44026
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	440-644-1027

Christopher J. Hubbert, Esq., CJH@KJK.com, 216-736-7215 Kohrman Jackson & Krantz LLP, 1375 East 9th Street, 29th Floor, Cleveland Ohio 44114
(Contact for Securities and Exchange Commission correspondence)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated ﬁler, an accelerated ﬁler, a non-accelerated ﬁler, smaller reporting company, or an emerging growth company. See the deﬁnitions of “large accelerated ﬁler,” “accelerated ﬁler,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated ﬁler ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Table of Contents

Forward-Looking Statements	1
Item 1. Business.	1
Business Overview	1
Corporate Information	1
Growth Strategy	1
Historical Acquisitions	2
Chagrin Safety Supply	2
Contact Source Solutions	2
Shepherd Energy Solutions and the Innovest Energy Group	2
HP Technologies	3
Primary Metering Systems	3
Midwest Curtainwalls	3
Authority National Supply	3
StemVax	3
Segments Overview	4
Commercial Solutions	4
Wholesale Purchasing	4
Manufacturing and Raw Materials	4
Concentration of Sales	4
Seasonality	4
Employees	4
Intellectual Property	5
Competition	5
Regulatory Compliance	5
Item 1A. Risk Factors.	5
Risks Related to Our Company and Our Business	6
Risks Related to the Securities Markets and Ownership of Our Stock	11
Item 2. Financial Information.	14
Critical Accounting Policies and Estimates	15
Basis of Presentation	15
Principles of Consolidation	15
Cash Equivalents	15
Trade Accounts Receivable	15
Investments	15
Inventory	15
Property and Equipment	15
Goodwill	16
Intangible Assets	16
Revenue Recognition	16

Management’s Discussion and Analysis of Results of Operations	16
Net Sales	16
Cost of Sales and Operating Expenses	17
Non-Operating Income (Expense)	17
Net Income	17
Liquidity and Capital Resources	17
Going Concern	17
Cash Flows from Operating Activities	18
Cash Flows from Investing Activities	18
Cash Flows from Financing Activities	18
12-Month Plan of Operation	18
Item 3. Properties.	19
Item 4. Security Ownership of Certain Beneﬁcial Owners and Management.	19
Item 5. Directors and Executive Oﬃcers.	20
Board of Directors	20
Executive Officers	21
Item 6. Executive Compensation.	22
Executive Officers	22
Employment Agreements	22
Benefit Plans	22
Equity Compensation Plan Information	23
Outstanding Equity Awards	23
Board of Directors	23
Item 7. Certain Relationships and Related Transactions, and Director Independence.	23
Transactions with Related Parties	23
Director Independence	24
Item 8. Legal Proceedings.	24
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.	24
Stockholders	24
Dividends	24
Securities Authorized for Issuance Under Equity Compensation Plans	24
Item 10. Recent Sales of Unregistered Securities.	25
Item 11. Description of Registrant’s Securities to be Registered.	26
Common Stock	27
Voting	27
Dividends	27
Liquidation Rights	27

Series A Preferred Stock	27
Voting	27
Conversion	27
Dividends	27
Liquidation	27
Item 12. Indemniﬁcation of Directors and Oﬃcers.	27
Item 13. Financial Statements and Supplementary Data.	29
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.	29
Item 15. Financial Statements and Exhibits.	30
Financial Statements	30
Exhibit Index	30
Signatures	32

Forward-Looking Statements

This Form 10 (“Form 10”) contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Many of the forward-looking statements are located in “Item 2. Financial Information” beginning on page of this Form 10. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Factors that might cause such differences include, but are not limited to, those discussed in “Item 1A. Risk Factors” beginning on page of this Form 10. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law.

In this Form 10 the terms “our company,” “we,” “us,” “our,” the “Company” and “Innovest” refer collectively to Innovest Global, Inc. and its wholly owned subsidiaries, unless otherwise stated.

Item 1. Business.

Business Overview

Innovest builds long-term shareholder value by acquiring established businesses on favorable terms, realizing synergies and achieving organic growth through investments in innovative technology and business systems. Our Commercial Solutions segment encompasses businesses that provide products and services to companies in various commercial markets including manufacturing, municipalities and construction. The Commercial Solutions segment includes a fabricator of large curtainwall systems and a division providing energy consumption solutions for high-use commercial and industrial customers to lower demand, improve utilization and drastically reduce spending. Our Wholesale Purchasing segment includes a national distributor of roofing, windows, fasteners and associated tools and materials. We have also made a strategic investment in a cutting-edge biotechnology company that is developing novel therapies for brain tumor patients.

Corporate Information

The Company was incorporated in 1999 as International Sports Marketing Group, Inc. In August 2016, we refocused our business to operate as a diversified industrials company and changed our name to Innovest Global, Inc.

We are publicly traded on the OTC Markets under the ticker symbol “IVST.” Our corporate headquarters is located at 8834 Mayfield Road, Chesterland, Ohio 44026. Our telephone number is 440-644-1027 and our website is www.InnovestGlobal.com. The information on our website is not incorporated by reference in or considered to be a part of this Form 10. The OTC Markets’ website, www.OTCMarkets.com, includes information regarding companies that file electronically, including Innovest.

Growth Strategy

Based on historic market data relative to market performance of stocks of diversified companies serving our markets, we believe that large, multinational conglomerates often are valued below what their segmented business units would otherwise be worth individually. This is due to the perceived inability of the large whole to effectively manage diverse objectives. Alternatively, smaller, more focused companies with diverse revenue streams such as Innovest tend to trade at a premium to what their individual business units would be worth individually, because of the efficiencies gained by a central operating structure and diversified risk profile. This is central to our value creation strategy of growth by acquisition, followed by operational improvements.

Previously, Innovest acquired entities ranging from $350,000 to $27.0 million in annual sales. We are now seeking profitable, synergistic companies with annual sales of $10.0 million and higher. Acquisition candidate companies will generally have an established business and good name recognition within their industry.

Acquisitions of small and midsized private companies are at attractive valuation points due to their falling behind large multinational competitors in marketing savvy, lead generation and operational efficiencies. Our acquisition strategy consists of the following:

●	Build a core platform of companies in the industrial, commercial durable goods, energy and nonprofessional services markets.

●	The acquisition candidates will have revenue range of $10.0 million or more, depending on the industry, with positive earnings and cash flow.

●	The acquisition candidates will be compatible with our strategic integration criteria for synergies with our other core companies.

●	The acquisition candidates will typically not have an active succession plan in place and the existing owners seek to remain involved in managing their businesses.

●	The owners are open to becoming an equity participant as part of the acquisition process versus traditional all cash transactions at time of closing.

The following section briefly describes the acquisitions that we have made to date.

Historical Acquisitions

Chagrin Safety Supply

Chagrin Safety Supply, LLC (“Chagrin Safety”) has a 30-year history of providing personal protection equipment and apparel from head to toe servicing small and large municipal, commercial and industrial organizations. We acquired substantially all of the assets and assumed certain liabilities of Chagrin Safety on October 23, 2017. As a result of this acquisition, we were able to gain entry into new product categories and access to a new customer base. The purchase price consisted of cash, shares of our common stock and a stock price guarantee. The acquisition of Chagrin Safety established the basis for Innovest on which to build future acquisitions and growth. The operating results and financial performance of Chagrin Safety are reported under our Commercial Solutions segment because the primary customers in this space are commercial companies.

Chagrin Safety’s major products include, hearing protection, respiratory protections, fall and hand protection, protective work wear, first aid and biohazard, spill control and containment, facility safety and signage, construction and traffic safety, clean room protection and apparel. In the near term, strategies include growth in sales by further account penetration with existing customers, and enhanced marketing techniques to reach new customers. As a result of the COVID-19 pandemic, Chagrin Safety is seeing significant growth in demand for its products, although sales are limited by its ability to source manufactured items in a timely manner. Beyond the pandemic, Chagrin Safety’s operational focus and 2020 strategies include marketing, personal protective equipment, medical and dental safety, industrial safety and traffic and construction safety products.

Contact Source Solutions

Contact Source Solutions, LLC (“Contact Source Solutions”) offers inbound and outbound call services customized to individual client needs on a short or long-term basis. We acquired Contact Source Solutions (previously known as Call Center Resources, Inc.) to increase our revenue streams and to obtain a company that could provide marketing solutions for our other business units, on January 15, 2018. The purchase price consisted of shares of our common stock and a stock price guarantee. The operating results and financial performance of Contact Source Solutions are reported under the Commercial Solutions segment of Innovest Global because Contact Source Solutions’ primary customers are commercial companies.

Contact Source Solutions has also seen a significant increase in demand for its services as a result of the COVID-19 pandemic because a portion of the call center business is HIPAA certified and approved to handle sensitive health services discussions and confidential patient information. In 2020, Innovest will make use of the call center platform, including marketing the service as a “contact” center to highlight the various ways Contact Source Solutions can help companies use technology as touch points to enhance results. Contact Source Solutions will also target new customers through the marketing channels of our other Innovest subsidiaries.

Shepherd Energy Solutions and the Innovest Energy Group

Shepherd Energy Solutions, LLC (“Shepherd Energy”) provides an all-in-one offering of procurement and efficiency solutions for commercial and industrial customers with a relatively recent expansion into LED lighting and retrofits. We acquired Shepherd Energy primarily to launch a commercial energy division and further diversify our portfolio, on January 1, 2018. The purchase price consisted of shares of our common stock and a stock price guarantee.

After the acquisition of Primary Metering Systems in early 2019, we consolidated the operations of Primary Metering Systems, HP Technologies and Shepherd Energy into the newly-formed Innovest Energy Group, LLC (“Innovest Energy Group”). Innovest Energy Group is an infrastructure services company which creates custom-tailored solutions to drastically reduce customers energy spend, protect infrastructure investment, and provide sources of project funding. Innovest Energy Group has three primary service offerings: LED lighting projects, custom electrical projects and energy brokerage services all of which reduce energy consumption and costs for commercial and industrial customers. The operating results and financial performance of the Innovest Energy Group are reported under our Commercial Solutions segment primarily because the customers serviced by the Innovest Energy Group are in the commercial in nature.

In 2019, we established a technology driven marketing system to identify strategic sales leads to further expand lighting and custom electrical projects towards prime commercial and industrial companies with an increased focus on government municipalities. In 2020, Innovest Energy Group plans to capitalize on this new system for obtaining leads while further expanding the service offerings into new markets and territories with a continued underlying focus on energy consumption and cost reduction.

HP Technologies

H.P. Technologies, Inc. (“HP Technologies”) provides competitive electricity and natural gas purchase programs for residential and commercial consumers, while giving energy suppliers the opportunity to extend special offers and savings to potential new customers. Our utility consulting process is a turnkey approach to utility savings that can be tailored to fit the client’s needs. We acquired HP Technologies primarily to strengthen the commercial energy division and further diversify our portfolio, on March 22, 2018. The purchase price consisted of shares of our common stock and a stock price guarantee. We subsequently moved HP Technologies into the Innovest Energy Group, which is reported under our Commercial Solutions segment.

Primary Metering Systems

Primary Metering Solutions, LLC (“Primary Metering Solutions”) provides custom electric solutions for utility-owned infrastructure and passes direct cost savings on to customers. We acquired certain contracts and assets of Primary Metering Solutions primarily to provide additional growth opportunities for Innovest Energy Group, on January 1, 2019. The purchase price consisted of shares of our common stock. We subsequently moved Primary Metering Solutions into Innovest Energy Group, which is reported under our Commercial Solutions segment.

Midwest Curtainwalls

For almost 40 years, Midwest Curtainwalls, LLC (“Midwest Curtainwalls”) has been designing, engineering, testing and manufacturing curtainwall systems that perform. We acquired Midwest Curtainwalls primarily to expand our penetration in the building materials segment, as well as geographic reach, on December 1, 2018. The purchase price consisted of shares of our common stock, contingent consideration and a stock price guarantee.

In 2019, Midwest Curtainwalls upgraded its facility and operations to a larger industrial space which allowed for more efficient and process-oriented fabrication. The larger facility allows us to fabricate multiple large projects in tandem, increasing fixed cost leverage and generating more overall profits for the business. The operating results and financial performance of Midwest Curtainwalls are reported under our Commercial Solutions segment primarily because the customers served by Midwest Curtainwalls are in the commercial building industry.

Authority National Supply

Authority National Supply, LLC (“Authority National Supply” or “ANS”) is a national distributor of roofing, windows, fasteners and associated tools and materials. Authority National Supply was established to create purchasing power amongst a group of independent building material providers by obtaining discounts from suppliers based on the collective buying power of its members. We acquired Authority National Supply primarily to expand our footprint within the building supply distribution industry, on November 5, 2018. The purchase price consisted of cash, shares of our common stock and a stock price guarantee.

ANS provides us with the opportunity to partner with key manufacturers that recognize the efficiency of a central negotiation business model. Today, ANS focuses on a variety of exterior building products, including roofing, siding, windows and tools, on behalf of its customers. The opportunity for future growth lies in our ability to expand the product offerings and grow the existing customer base by attracting more independent building materials customers. The operating results and financial performance of Authority National Supply are reported under our Wholesale Purchasing segment.

StemVax

StemVax, LLC (“StemVax”) is a biotechnology company developing novel therapies for brain tumor patients and holds a related patent license from Cedars-Sinai Medical Center in Los Angeles, California. We acquired 20% of StemVax for shares of our common stock and a small cash payment on July 17, 2018. We acquired the remaining 80% of StemVax for 7.5 million warrants with an exercise price of $0.18 a share on February 1, 2020. StemVax is in the development state and does not currently have any revenues. We are exploring strategic options to maximize the value of StemVax’s intellectual property rights.

Segments Overview

We are a diversified industrial platform doing business through our subsidiary companies. Our current business units operate within the following segments:

Commercial Solutions

The Commercial Solutions segment provides products and services, including energy, building materials, call center services and safety supplies, to companies within various commercial markets including manufacturing, municipalities and construction. This segment includes the Innovest Energy Group, Midwest Curtainwalls, Contact Source Solutions and Chagrin Safety Solutions. For information about our business lines, please turn to “Historical Acquisitions” beginning on page .

Wholesale Purchasing

The Wholesale Purchasing segment is composed of Authority National Supply. For information about ANS, please turn to “Authority National Supply” on page .

Manufacturing and Raw Materials

Our revenue is derived primarily from part sales, services and the design and light assembly of custom products.

Midwest Curtainwalls designs and assembles custom products utilizing primarily glass and aluminum parts that are readily available. Innovest Energy Group provides lighting and installation services as well as custom meter solutions to commercial and industrial customers. The main materials utilized in these services include readily available LED lights, ballasts, transformers and meters.

Authority National Supply business is a distributor of building materials including roofing, windows, fasteners and associated tools and materials. Chagrin Safety is a safety supply distribution that largely drop ships materials from vendors to meet customer needs.

Suppliers are competitively selected based on cost, quality and service. All significant raw materials that we use are available through multiple sources. We purchase most raw materials and other components on the open market and rely on third parties to provide certain finished goods. While these items are generally available from multiple sources, the cost of products sold may be affected by changes in the market price of raw materials and tariffs on certain raw materials, particularly imports from China, as well as disruptions in availability of raw materials, components and sourced finished goods. Currently Chagrin Safety is experiencing difficulty in obtaining some products, such as masks, gowns and other safety apparel, due to the COVID-19 pandemic.

We monitor and explore alternative suppliers and materials based on numerous attributes including quality, service and price. We currently source raw materials and components from a number of suppliers, but our ongoing efforts to improve the cost effectiveness of our products and services may result in a reduction in the number of our suppliers.

Concentration of Sales

We serve a broad customer base, both in terms of industries and geographic regions. As of December 31, 2018, $2.8 million of the outstanding accounts receivable balance is from a single customer of Midwest Curtainwalls.

Seasonality

Our business is affected to some extent by seasonal fluctuations that impact our production levels and our customers’ business needs. For example, demand for many of the products we sell in the construction and building materials sectors tends to correlate with construction activity, which is lowest in the first and fourth quarter due to cooler weather.

Employees

As of April 1, 2020, we have approximately 80 full-time employees throughout each of our business segments as well as corporate management team. We engage consultants and employ temporary employees as needed. Midwest Curtainwalls historically has employed members of Iron Workers Regional Shop Local Union No. 851 who are subject to collective bargaining agreements.

We believe that our people are our greatest asset and strive to maintain good relations with our workforce and active dialogue with employees and provide salaried and hourly employees a comprehensive benefits package, which includes medical, dental and vision insurance. We believe that the strong relationship that we have with our employees has been a key factor in Innovest’s growth.

Intellectual Property

Our business is not generally dependent on intellectual property. However, StemVax, our biotechnology company, holds a patent license from Cedars-Sinai Medical Center that may be used in developing novel therapies for brain tumor patients.

Competition

Many factors influence our competitive position, including pricing, product quality and service.

Principal competitors of Midwest Curtainwalls are other midsized, light assembly businesses operating primarily in the United States, China and Italy. These competitors offer products with similar characteristics to our products, but we believe our over 40 years of experience in building curtainwall systems and an extensive portfolio of premium completed jobs give us a competitive advantage. In 2018 and 2019, Midwest Curtainwalls began experiencing greater competition from Chinese manufactures at lower prices than it had historically experienced. However, after the COVID-19 pandemic and potential delays in delivery of products manufactured overseas, we are experiencing increased demand for products made in the United States.

Principal competitors of Contact Source Solutions include competing outsourced service providers as well as the risk of our customers insourcing their call center solutions. We believe that our team has invested in human capital and smart technologies to deliver a competitive edge for our clients, including our own Innovest businesses. Most outsourced call centers feature either high price domestic agents located in a call center facility in the United States or lower priced agents located outside the United States. Contact Source Solutions features an advanced operating and technology infrastructure which allows our call center representatives to operate from their homes, reducing our overhead and ultimately the cost to our customers. In addition, Contact Source Solutions offers differentiated services by being PCI Compliant (able to accept payment) and HIPAA Certified (able to have discussions related to confidential healthcare information).

Innovest Energy Group provides energy efficiency solutions in a highly fragmented market, competing primarily with other local and regional companies who seek to provide similar products and services to commercial and industrial clients. For our high efficiency lighting products, we compete with lighting manufacturers, electric contractors and consultants. In our metering business, we compete against larger regional consultants and electric companies, but competition remains localized due to the regional nature of utility providers.

Principal competitors in our Wholesale Purchasing segment are “cooperatives” and traditional wholesalers of construction materials. We believe we provide a unique customer advantage by targeting smaller independently owned business as customers for these distribution services and providing our customers with unique pricing and product opportunities. Cooperatives in this industry typically place limitations on their participants, while wholesalers typically charge higher prices. ANS provides non-exclusive access to original equipment manufacturers buying contracts which achieve volume-based pricing discounts with limited additional fees or conditions.

Regulatory Compliance

We believe that we are in compliance in all material respects with the laws and regulations applicable to our businesses. Our light assembly and fabricating activities do not involve heavy manufacturing and our primary compliance requirements are consistent with service and assembly businesses, including safety regulations. The current cost and impact on our operations of complying with applicable environment laws is not material for our businesses. Future acquisitions, the evolution of our operations or new regulatory developments could significantly increase the cost and burden of compliance with laws applicable to our businesses.

Item 1A. Risk Factors.

Investing in Innovest involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Form 10, including the consolidated financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our stock could decline, and you may lose all or part of your investment.

This Form 10 contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Form 10. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Factors that might cause such differences include those discussed in this section of the Form 10. While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Form 10 describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Risks Related to Our Company and Our Business

Innovest has a limited operating history

Innovest has a limited operating history and there can be no assurance that our proposed plan of business can be realized in the manner contemplated and, if it cannot be, shareholders may lose all or a substantial part of their investment. There is no guarantee that it will ever realize any significant operating revenues or that its operations will ever be profitable.

We are dependent upon our management, founders, key personnel and consultants to execute our business plan

Our success is heavily dependent upon the continued active participation of our current executive officers as well as other key personnel and consultants. Loss of the services of one or more of these individuals could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified personnel. Competition for qualified employees and consultants among companies in the applicable industries is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees and consultants required for the initiation and expansion of Innovest’s activities, could have a materially adverse effect on it. The inability to attract and retain the necessary personnel, consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

Innovest is subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates will be reasonable: there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income based taxes and accruals and any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

Innovest has engaged in certain transactions with related persons

We have engaged in transactions with our officers and significant shareholders. For additional information please turn to “Item 7. Certain Relationships and Related Transactions, and Director Independence” on page 23.

Changes in laws or regulations could harm our performance

Various federal and state laws, including labor laws, govern our relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board, increased employee litigation including claims relating to the Fair Labor Standards Act and changes relating to the COVID-19 pandemic.

We have incurred debt

We have incurred secured debt and will likely incur additional debt in the future and in the continuing operations of its business. Complying with obligations under our indebtedness may have a material adverse effect on Innovest and our operations.

Our expenses could increase without a corresponding increase in revenues

Our operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on our financial results and on your investment. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, (5) increases in borrowing costs, and (5) unexpected increases in costs of supplies, goods, materials, construction, equipment or distribution.

We may not be able to obtain adequate financing to continue our operations

We will require additional debt and/or equity financing to pursue our growth and business strategies. Given our limited operating history and existing losses, we cannot be certain that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our shares.

Terms of subsequent financing, if any, may adversely impact your investment

We may have to engage in common equity, preferred stock or debt financings in the future. Your rights and the value of your investment in our common stock could be reduced by the dilution caused by future equity issuances. Interest on debt securities could increase costs and negatively impact operating results. We may issue preferred stock with rights and preferences determined by our board to raise capital. The terms of preferred stock would be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell could be sold into the market, which could adversely affect the market price.

Our CEO controls a substantial portion of our voting rights

Our CEO Daniel Martin beneficially owns shares of our preferred stock which limits your ability and the ability of our other shareholders, whether acting alone or together, to propose or direct the management or overall direction of Innovest. Additionally, this concentration of voting control could discourage or prevent a potential takeover of our company that might otherwise result in an investor receiving a premium over the market price for its shares. If you acquire our shares, you will have no effective voice in the management of Innovest. Such concentrated control of our company may adversely affect the price of our shares. Mr. Martin may be able to control matters requiring approval by our shareholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares in the event that we merge with a third party or enter into different transactions which require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for our shares.

If our assumptions or analyses that we relied on to develop our operating plan prove to be incorrect, our actual operating results may be materially different from our forecasted results

Whether actual operating results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of factors, many of which are outside our control, including:

●	whether we can obtain sufficient capital to sustain and grow our business and fund acquisitions

●	our ability to identify and successfully acquire new companies

●	our ability to manage the Company’s growth and integrate acquired companies

●	whether we can manage relationships with key vendors

●	demand for our products and services

●	competition

●	our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel

●	the overall strength and stability of domestic and international economies

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect its business, results of operations and financial condition.

To date, we had had operating losses and do not expect to be initially profitable for at least the foreseeable future, and cannot accurately predict when we might become profitable

We have been operating at a loss since Innovest’s inception, and we expect to continue to incur losses as we grow our business and make additional acquisitions. Further, we may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in order to fund the expansion of our business. As a result, we expect to continue to experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, Innovest might become profitable.

We face competition from many companies, some of which have greater financial, research and development, production and other resources than we do

In many cases, our competitors have longer operating histories, established ties to the market and consumers, greater brand awareness, and greater financial, technical and marketing resources. Our ability to compete depends, in part, upon a number of factors outside our control, including the ability of our competitors to develop alternatives that are superior. If we fail to successfully compete in our markets, or if we incur significant expenses in order to compete, it could have a material adverse effect on our results of operations.

A data security breach or cyber-attack could expose Innovest to liability and protracted and costly litigation, and could adversely affect our reputation and operating revenues

Our business activities involve the storage and transmission of confidential customer and other information. Encryption software and the other technologies used to provide security for storage, processing and transmission of confidential customer and other information may not be effective to protect against data security breaches by third parties. The risk of unauthorized circumvention of such security measures has been heightened by advances in computer capabilities and the increasing sophistication of hackers. A data security breach or cyber-attack of the systems on which sensitive account information are stored could lead to fraudulent activity involving our products and services, reputational damage, and claims or regulatory actions against us. If we are sued in connection with any data security breach, we could be involved in protracted and costly litigation. If unsuccessful in defending that litigation, we might be forced to pay damages and/or change our business practices or pricing structure, any of which could have a material adverse effect on our operating revenues and profitability. We could also have to pay fines, penalties and/or other assessments imposed as a result of any data security breach.

Our annual and quarterly revenues and operating results are inherently unpredictable and subject to fluctuations

Our annual and quarterly recurring and non-recurring revenues may fluctuate due to our inability to deliver, achieve specific milestones and obtain formal customer acceptance of specific elements of the overall completion of projects. As we provide such services and products, the timing of delivery and acceptance, changed conditions with the customers and projects could negatively impact our operating results. We may also experience seasonality in revenues. For example, demand for many of the products we sell in the construction and building materials sectors tends to correlate with construction activity, which is lowest in the first and fourth quarter due to cooler weather. These seasonal variations may lead to fluctuations in our annual and quarterly revenues and operating results. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of our future performance. If our operating results fail to meet the expectations of public market analysts and investors, the price of our common stock may decline or experience volatility.

Our lengthy sales cycle for our products makes it difficult for us to forecast revenue and exacerbates the variability of quarterly fluctuations

The sales cycle of our products for some of our offerings can average several months and may sometimes be significantly longer. We are generally required to provide a significant level of education regarding the use and benefits of some of our products, and potential customers tend to engage in extensive internal reviews before making purchase decisions. In addition, the purchase of some of our products typically involves a significant commitment by our customers of capital and other resources and is therefore subject to delays that are beyond our control, such as customers’ internal budgetary procedures and the testing and acceptance of new technologies that affect key operations. In addition, our sales cycle can be lengthier due to the decision process in large organizations. As a result of our products’ long sales cycles, we face difficulty predicting the quarter in which sales to expected customers may occur. If anticipated sales from a specific customer for a particular quarter are not realized in that quarter, our operating results for that quarter could fall below the expectations of financial analysts and investors, which could cause our stock price to decline.

Developments in our markets may harm our operating results, which could cause a decline in the price of our common stock

In view of changing market trends, including consolidations, the competitive environment growth rate and potential size of the market are difficult to assess. The growth of the market is dependent upon the willingness of businesses and consumers to purchase complex goods and services. In addition, companies that have already invested substantial resources in other methods of selling may be reluctant or slow to adopt a new approach.

Our failure to meet customer expectations on deployment of our products could result in negative publicity and reduced sales, both of which would significantly harm our business and operating results

Failing to meet customer expectations on deployment of our products could result in a loss of customers and negative publicity regarding us and our products, which could adversely affect our ability to attract new customers. In addition, time-consuming deployments may also increase the amount of service personnel we must allocate to each customer, thereby increasing our costs and adversely affecting our business and operating results.

Our operations and financial performance are directly impacted by changes in the economy

An economic decline resulting from the COVID-19 pandemic or alternative catastrophic events could negatively affect our business and results of operations. The volatility of the current economic climate makes it difficult for us to predict our results of operations. In periods of economic uncertainty, our customers may face financial difficulties, including the unavailability of or reduction in commercial credit, or both, that may result in decreased sales by our company. Certain of our customers may cease operations or seek bankruptcy protection, which would reduce our cash flows and adversely impact our results of operations. Our customers that are financially viable and that do not experience economic distress may nevertheless elect to reduce the volume of orders for our products or close facilities in an effort to remain financially stable or as a result of the unavailability of commercial credit, which would negatively affect our results of operations.

We may also have difficulty accessing the global credit markets due to the tightening of commercial credit availability and the financial difficulties of our customers. In addition, we may experience challenges in forecasting revenues and operating results due to these global economic conditions. The difficulty in forecasting revenues and operating results may result in volatility in the market price of our common stock.

The non-residential building construction market continues to experience a downturn which could materially and adversely affect our business, liquidity and results of operations

Many of our business units are dependent on the non-residential building construction market and the slowdown and volatility of the United States economy in general is having an adverse effect on our business units that serve this industry. From time to time, our business units that serve the non-residential building construction market have also been adversely affected in various parts of the country by declines in non-residential building construction starts due to, among other things, changes in tax laws affecting the real estate industry, high interest rates and the level of residential construction activity. Continued uncertainty about current economic conditions will continue to pose a risk to our business units that serve the non-residential building construction market as participants in this industry may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a continued material negative effect on the demand for our products and services.

We cannot predict the duration of the current market conditions, or the timing or strength of any future recovery of non-residential building construction activity in our markets. Continued weakness in the non-residential building construction market would have a significant adverse effect on our business, financial condition and operating results. In addition, because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

Future strategic transactions could impact our reputation, business, financial position, results of operations and cash flows and we may not achieve the acquisition component of our growth strategy

We intend to pursue strategic transactions in the future, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve integration or implementation challenges, business disruption or other risks, or change our business profile significantly. Any inability on our part to successfully implement strategic transactions could have an adverse impact on our reputation, business, financial position, results of operations and cash flows. Any acquisition that we make may not provide us with the benefits that were anticipated when entering into such acquisition. Any future disposition transactions could also impact our business and may subject us to various risks, including failure to obtain appropriate value for the disposed businesses, post-closing claims being levied against us and disruption to our other businesses during the sale process or thereafter.

In addition, although acquisitions may continue to be an important component of our growth strategy, there can be no assurance that we will be able to continue to grow our business through acquisitions as we have done historically or that any businesses acquired will perform in accordance with expectations or that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove to be correct. Future acquisitions may result in the incurrence of debt and contingent liabilities, an increase in interest expense and amortization expense and significant charges relative to integration costs. Our strategy could be impeded if we do not identify suitable acquisition candidates and our financial condition and results of operations will be adversely affected if we overpay for acquisitions.

Acquisitions involve a number of special risks, including:

●	problems implementing disclosure controls and procedures for the newly acquired business;

●	unforeseen difficulties extending internal control over financial reporting and performing the required assessment at the newly acquired business;

●	potential adverse short-term effects on operating results through increased costs or otherwise;

●	diversion of management’s attention and failure to recruit new, and retain existing, key personnel of the acquired business;

●	failure to successfully implement infrastructure, logistics and systems integration;

●	our business growth could outpace the capability of our systems; and

●

the risks inherent in the systems of the acquired business and risks associated with unanticipated events or liabilities, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, we may not be able to obtain financing necessary to complete acquisitions on attractive terms or at all.

We rely on third-party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access products that meet our standards for quality could be adversely affected

We buy our products and supplies from suppliers located throughout the world. These suppliers manufacture and source products from the United States and abroad. Our ability to identify and develop relationships with qualified suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner is a significant challenge. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers’ control. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. Our suppliers’ ability to deliver products may also be affected by financing constraints caused by credit market conditions, which could negatively impact our revenue and cost of products sold, at least until alternate sources of supply are arranged.

In addition, since some of the products that we distribute are produced in foreign countries, we are dependent on long supply chains for the successful delivery of many of our products. The length and complexity of these supply chains make them vulnerable to numerous risks, many of which are beyond our control, which could cause significant interruptions or delays in delivery of our products. Factors such as political instability, the financial instability of suppliers, suppliers’ noncompliance with applicable laws, trade restrictions, labor disputes, currency fluctuations, changes in tariff or import policies, severe weather, terrorist attacks and transport capacity and cost may disrupt these supply chains and our ability to access products and supplies.

Risks Related to the Securities Markets and Ownership of Our Stock

As a holding company, revenues are generated from our subsidiaries

As a holding company, we do not create direct revenues from operations or hold any direct ownership of any material assets. In order to cover costs and expenses related to the operations of the parent company, we must rely upon our subsidiary holdings for cash flows not derived from financing activities. Our subsidiaries may be limited in their ability to free up sufficient cash flow to maintain operations.

Our stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares

Our common stock has historically been sporadically traded on the OTC Pink Open Market, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for our stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our stock may be volatile and adversely affected by several factors

The market price of our stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in government policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our issuance of additional shares of our stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights

The number of authorized shares available for issuance is limited by our articles of incorporation. We are currently entitled under our amended and restated articles of incorporation to issue up to 500.0 million shares of common stock. As of April 1, 2020, we have issued and outstanding, 163,802,125 shares of common stock. Our board may generally issue shares of common stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon factors our board of directors considers relevant at that time. It is likely that we will be required to issue a large amount of additional securities to acquire companies and raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans.

The elimination of monetary liability against our directors, officers and employees under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees

Our articles of incorporation contain provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our articles also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. These indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of Innovest

Nevada general statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business

The stock market in general, and the shares of early stage development companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our stock and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not previously required to make reports to the SEC under the Exchange Act, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply

Under Rule 144 of the Securities Act, holders of restricted shares may avail themselves of certain exemption from registration if the holder and the issuer meet certain requirements. As a company that was previously not required to file reports under Section 13 or 15(d) of the Exchange Act, referred to as a non-reporting company, we do not meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. As a result, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock.

Securities analysts may elect not to report on Innovest or may issue negative reports that adversely affect the stock price

At this time, no securities analysts provide research coverage of our company, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for Innovest, with our small market capitalization, to attract independent financial analysts that will cover our stock. If securities analysts do not cover us, the lack of research coverage may adversely affect our stock’s actual and potential market price. The trading market for our stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our shares.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future and any return on investment may be limited to the value of our stock

We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our shares in the foreseeable future. The payment of dividends on our stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if the share price appreciates.

We may be unable to maintain an effective system of internal control over financial reporting, and as a result, we may be unable to accurately report our financial results

If we fail to maintain an effective system of internal control over financial reporting, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with the SEC’s reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, cause our stock price to drop.

Item 2. Financial Information.

The following management’s discussion and analysis of financial condition and results of operations should be read together with the disclosure included in “Item 1. Business” beginning on page and our consolidated financial statements and related notes and other financial information beginning on page F-1 of this Form 10. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. For more information about forward-looking statements, please turn to “Forward Looking Statements” beginning on page of this Form 10. Our actual results could differ materially from those contained in forward-looking statements as a result of many factors, including those discussed in “Item 1A. Risk Factors” beginning on page of this Form 10.

Our consolidated financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Critical Accounting Policies and Estimates

Basis of Presentation

Our consolidated financial statements have been prepared on the basis of GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

Principles of Consolidation

The financial statements include the accounts of Innovest and all of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

We consider all investments with an original maturity of three months or less when purchased to be cash equivalents. We maintain cash in bank deposit accounts, which at times may exceed federally insured limits. We have not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash.

Trade Accounts Receivable

Accounts receivable are stated at net invoice amounts. As of December 31, 2018, $2.8 million of the outstanding accounts receivable balance is from a single customer in the Commercial Solutions segment. Based on management’s review of outstanding receivable balances and historical collection information, management’s best estimate is that all balances will be collected. Accordingly, we have not established an allowance for doubtful accounts.

Investments

Investments in equity securities without readily determinable fair value are recorded at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments in the same issuer. Impairment loses are recognized for declines in value that are other than temporary. No impairment losses were recognized for 2018 and 2017.

Inventory

Inventory is stated at the lower of cost or net realizable value, with cost determined on the weighted average method. Inventory only consists of finished goods. Management has reviewed inventory quantities and determined that no allowance for obsolete and excess inventory is necessary. Throughout the year, inventory identified as obsolete or excess is written off. Innovest will continue its policy of regularly reviewing inventory quantities on hand based on related service levels and functionality. The carrying cost will be reduced to estimated net realizable value for inventories in which their cost exceeds their utility due to changes in marketing and sales strategies, obsolescence, changes in price levels, or other causes.

Property and Equipment

Property and equipment are recorded at cost. Assets are depreciated over their estimated useful lives using the straight-line method. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Goodwill

The recorded amounts of goodwill from business combinations are based on management’s best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed at least on an annual basis for impairment. It is at least reasonably possible that management’s estimates about the fair value of goodwill could change in the near term and that such changes could materially affect amounts reported in the financial statements.

During 2018, management determined that the carrying amount of Midwest Curtain Walls and HP Technologies exceeded their fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, we recognized a goodwill impairment loss in 2018 of $357,691 for Midwest Curtainwalls and $45,073 for HP Technologies.

Intangible Assets

Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. Intangible assets consist of trade names and customer lists and are amortized over 15 years.

Revenue Recognition

Our revenue is derived primarily from part sales, services, and the design and manufacture of custom products. These revenue streams are described below relative to each operating component. Transaction prices are specified in each contract and are not typically variable. If the consideration agreed to in a contract includes a variable amount, we will estimate the amount of consideration we expect to be entitled to in exchange for transferring the promised goods or services to the customer.

Management’s Discussion and Analysis of Results of Operations

The following is management’s discussion of the relevant items affecting results of operations for 2017 and 2018 and for the nine-months ended September 30, 2019.

For 2017, Chagrin Safety was the only entity consolidated in the financial results and this acquisition occurred on October 32, 2017. For 2018, the operating results included financial results from the following acquisitions: Shepherd Energy (acquisition date January 1, 2018), Contact Source Solutions (acquisition date January 15, 2018), HP Technologies (acquisition date March 22, 2018), Authority National Supply (acquisition date November 8, 2018) and Midwest Curtainwalls (acquisition date December 1, 2018) as well as corporate spending in the business to support the operations.

We reported our 2017 and 2018 financial results in the following segments:

●

Commercial Solutions — Provides products and services, including energy, building materials, call center services and safety supplies, to companies within various commercial markets including manufacturing, municipalities and construction. This segment includes the Innovest Energy Group, Midwest Curtainwalls, Contact Source Solutions and Chagrin Safety.

●

Wholesale Purchasing — Our Wholesale Purchasing segment includes a national distributor of roofing, windows, fasteners and associated tools and materials. This segment includes the financials from the Authority National Supply. There are no reported activities in this segment for 2017.

Net Sales

During 2018, net sales were $6,545,702, as compared to $49,756, for 2017. The increase in sales on a year over year basis is related to our acquisitions of additional operating businesses. For the nine-month period ended September 30, 2019, net sales were $47,423,657 as compared to $2,874,323 for the nine-month period ended September 30, 2018. The growth in the sales over the nine-month comparable period from 2018 to 2019 was primarily due to the inclusion of the Midwest Curtainwalls and Authority National Supply financial results 2019 but not 2018 due to the timing of these acquisitions.

Cost of Sales and Operating Expenses

Our significant general and administrative expenses principally consisted of research and development costs, sales, general and administrative costs, non-recurring items and other expenses.

During 2018, our cost of sales were $4,359,960, as compared to $143,825 the 2017. Cost of sales for the nine-month period ended September 30, 2019 were $44,516,698 as compared to $1,512,362 for the nine-month period ended September 30, 2018. As noted above, the increase in cost of sales was largely due to the acquisitions that occurred in 2018.

Operating expenses for 2018 were $1,713,289 as compared to $23,634 in 2017 due to the growth of the business from acquisition and corporate overhead to support the newly formed businesses. Operating expenses for the nine-month period ended September 30, 2019 were $5,086,633 as compared to $1,993,443 for the nine-month period ended September 30, 2018. The growth in operating expenses in the nine-month comparable period was due to acquisitions as well as growth in the corporate overhead and back office functions to support the larger Company base.

Non-Operating Income (Expense)

During 2018, we recognized total expense of $2,252,715 primarily as a result of the fair value adjustment for the stock guarantee liability related to the acquisition of Shepherd Energy which represented $2,230,000 of this amount. The remaining expense was due to interest expense for lines of credit and short-term debt offset by other income items. For 2017, the total non-operating expense was $4,094 as a result of the small amount of interest expense from Chagrin Safety which was the only operating company during this period.

Non-operating income for the nine-month period ended September 30, 2019 was $2,153,407 as compared to $31,950 for the nine-month period ended September 30, 2018. The non-operating income for the 2019 included the fair value adjustment for the stock guarantee liability credit of $2,470,000 related to the release of the stock price guarantee on the Shepherd Energy acquisition and $384,755 in losses on the sale of assets.

Net Income

As a result of the factors described above, our net loss for the year ended December 31, 2018 increased to $4,899,386 from $124,285 in the year ended December 31, 2017. For the nine-month period ended September 30, 2019, the consolidated net loss was $26,267 as compared to $599,532 for the nine-month period ended September 30, 2018.

Liquidity and Capital Resources

Our liquidity is principally used to meet our working capital needs and invest in organic growth capital needs. Since inception, we have financed our operations through a combination of commercial and shareholder loans and public equity (including the private placement of our common stock). We hold our cash reserves in a major United States bank.

Going Concern

Innovest has a history of recurring losses that has resulted in a stockholders’ deficit of $(1,573,037) as of December 31, 2018 and $(2,487) as of December 31, 2017. During 2018, the we recognized a net loss of $(4,899,386) and used net cash of $(1,706,875) in operating activities. During 2017, we recognized a net loss of $(124,285) and used net cash of $(58,815) in operating activities.

As of September 30, 2019, Innovest had a stockholders’ deficit of $873,194 and as of September 30, 2018 the deficit was $1,280,230. For the nine-month period ended September 30, 2019, we had a loss of $26,267 and used net cash of $7,412,957 in operating activities. The Company was able to obtain $7,239,042 from financing activities largely through a bond payable. For the nine-month period ended September 30, 2018, we recognized a net loss of $599,532 and used net cash of $609,647 in operating activities.

Our consolidated financial statements are prepared assuming that Innovest will continue as a concern. This assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. We anticipate future losses in the development of our business, raising substantial doubt about our ability to continue as a going concern. The ability to continue as a going concern is dependent upon Innovest generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Management plans to increase cash flow by acquiring and/or developing profitable businesses that will create positive income from operations, obtaining debt through loans from outside parties, and/or issuing additional common shares. In mid-2019, we also triggered mechanisms provided by the bond agreement that was executed for a Midwest Curtainwalls customer contract to fund the project working capital requirement. Management believes that by taking these actions, we will be provided with sufficient future operations and cash flow to continue as a going concern. However, we cannot guarantee that we will be successful in consummating our plans on acceptable terms, if at all. Moreover, any our plans can be expected to result in substantial dilution to the existing shareholders of Innovest.

Cash Flows from Operating Activities

For the year ended December 31, 2018, cash used in operating activities was $1,706,875 which was primarily driven by a net loss of $4,899,386. The net loss was primarily offset by non-cash charges of $24,458 in depreciation and amortization, $2,230,000 in the fair value adjustment for stock price guarantee liability, $402,764 from the goodwill and $631,575 from non-cash stock compensation. The remaining changes in operating activities was driven by a use of cash of $101,584 resulting from working capital activities as we ramped up operating activities and absorbed the activities of recently acquired entities. For the year ended December 31, 2017, cash used in operating activities was $58,815 primarily driven by the net loss of $124,285 offset by the change in working capital. The change in operating activities were the result of the Chagrin Safety acquisition which occurred in late 2017.

For the nine-month period ended September 30, 2019, cash used in operating activities was $7,412,957 which was driven by the net loss of $26,267 combined with the add back for the stock guarantee liability of $2,470,000 and $5,011,889 results from working capital activities. For the nine-month period ended September 30, 2018, cash used in operating activities was $609,647 primarily driven by the net loss of $599,532 offset by the change in working capital. The change in operating activities were the result of acquisitions that took place in 2018 and having the full nine-month effect of these acquisitions in 2019.

Cash Flows from Investing Activities

Cash provided by investing activities for the year ended December 31, 2018 was $518,123 as compared to a use of cash of $750 for the year ended December 31, 2017 due to acquisitions and cash received in excess of cash paid.

Cash used in investing activities for the nine-month period ended September 30, 2019 was $5,000 for leasehold improvements as compared to $17,500 for the nine-month period ended September 30, 2018. Cash used in investing in the nine-month period ended 2018 related to the license acquisition of the StemVax technology.

Cash Flows from Financing Activities

For the period ended December 31, 2018, we received $1,989,446 from financing activities due mostly to sale of stock in the amount of $2,035,249, which was offset by $45,803 for payment of debt. For the period ended December 31, 2017, Innovest had $63,398 in cash received primarily as a result from stock issuances.

Cash provided by financing activities for the nine-month period ended September 30, 2019 was $7,239,042, which includes $5,630,755 from the bond payable that was executed for the Midwest Curtainwalls customer contract, $644,695 from asset backed loans, $162,300 from a shareholder loan and the remaining $801,293 from stock issuances and subscriptions. The cash provided from financing activities for nine-month period ended September 30, 2018 was $1,013,500 from a private placement offering of restricted shares.

12-Month Plan of Operation

Our 12-month plan includes growth of existing businesses and growth through acquisitions. Innovest had acquired seven companies between 2017 through early 2019 and in 2019 focused on integration of those acquisitions. We are now seeking profitable, synergistic industrial companies with annual sales of $10 million and higher and positive operating profits coupled with cash generation. Acquisition candidate companies will generally have a long history and good name recognition within the industry.

In 2020, our organic growth plan includes greater leverage of the “lead-in” marketing function to obtain sales leads for our business functions into new markets and territories while growing the existing base business of customers. In addition, we plan to upgrade the existing facility space for the industrial operations located in Bedford, Ohio to allow for the cross collaboration of Innovest businesses while providing a greater space to fabricate multiple curtainwall system projects in tandem.

Item 3. Properties.

Our corporate headquarters is located at 8834 Mayfield Road in Chesterland, Ohio. The building is eight years old and is in excellent condition, with 11,000 square feet of fully furnished and equipped office space. We lease the headquarters for $11,700 a month under a lease that expires in January 2025.

Our subsidiary HP Technologies’ headquarters is located at 5505 Detroit Road in Sheffield Village, Ohio. The building is in excellent condition, with 1,289 square feet of fully furnished and equipped office space. HP Technologies leases this facility for $1,503 a month under a lease that expires in April 2023.

Our industrial operations, including Midwest Curtainwalls and the Innovest Energy Group, are located at 22209 Rockside Road in Bedford, Ohio. The building is in good condition, with 197,000 square feet industrial facilities. Midwest Curtainwalls leases this facility for $53,784 a month under a lease that expires in June 2024.

We believe our facilities are sufficient to meet our current and foreseeable future needs.

Item 4. Security Ownership of Certain Beneﬁcial Owners and Management.

The following table summarizes information about ownership of our stock by each of our directors and senior executive officers, all of our directors and executive officers as a group, and each other person we know beneficially owns more than 5% of our stock. The information is as of April 1, 2020.

Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Innovest Global, Inc., 8834 Mayfield Road, Chesterland, Ohio 44026.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 163,802,125 shares of common stock outstanding.

Shareholder	Shares Held	Percentage
Daniel G. Martin, Chairman and CEO (1)	151,466,666	52.4%
Timothy S. Figley, Director	3,210,000	2.0%
John Klopp, Director (2)	17,248,183	10.5%
Alfred T. Marciano, Director	—	—
Damon K. Mintz, Director and President	11,205,000	6.8%
Jason L. Painley, Director	5,036,364	3.1%
Indrani Egleston, Chief Financial Officer	3,000,000	1.8%
All Directors and Executive Officers as a Group (3)	66,166,213	40.4%

Ponte Investments LLC (4) 1300 Division Road, Suite 305 West Warwick, Rhode Island, 02893	20,000,000	11.5%

1.

Mr. Martin owns 26,466,666 shares of our common stock. In addition, TN3, LLC, a company owned by Mr. Martin, owns 1,250,000 shares of our Series A preferred stock. Each share of preferred stock is convertible into 100 shares of common stock at the option of the holder. As a result, Mr. Martin has the right to acquire 125.0 million common shares upon conversion of his preferred stock, and under applicable SEC rules is considered the beneficial owner of those common shares. His percentage ownership is computed assuming the conversion of his preferred shares. There are no other preferred shares outstanding.

2.

Mr. Klopp owns 6,367,273 shares directly and 5,545,455 shares through the Klopp Investment Management Profit Sharing Plan, of which he is the sole beneficiary. The remaining 5,335,455 shares are held by members of Mr. Klopp’s immediate family. Mr. Klopp disclaims beneficial ownership of shares held by his family members to the extent that he does not have a pecuniary interest in those shares.

3.	Does not include shares issuable upon conversion of Mr. Martin’s preferred stock. Please see note one above for more information.
4.

Ponte Investments owns 10,000,000 shares of our stock. The amount reported includes an additional 10,000,000 shares issuable upon exercise of a warrant held by Ponte Investments. The warrant is currently exercisable and expires in January 2030. The warrant exercise price is $0.16 a share. Ponte Investments’ percentage ownership is computed assuming the exercise of these warrants.

Item 5. Directors and Executive Officers.

Board of Directors

Each member of our board of directors is elected and holds office until a successor is elected and qualified. The following table lists our board members. Our board has determined that each of the directors identified as independent qualify as an “independent director” as defined in the OTX Markets’ OTCQX Rules for U.S. Companies.

Name	Positions Held	Age	Director Since
Daniel G. Martin	Chairman of the Board and CEO	46	August 2016
Timothy S. Figley	Director and Management Advisor	65	October 2019
John Klopp	Independent Director	57	January 2018
Alfred T. Marciano	Independent Director	65	January 2020
Damon K. Mintz	Director and President	45	October 2019
Jason L. Painley	Independent Director	42	January 2018

Daniel G. Martin, Chairman of the Board and Chief Executive Officer. Mr. Martin is a life-long entrepreneur. Since launching Innovest in August 2016, he has led the Company through eight acquisitions, transforming Innovest into a diversified industrial company. Mr. Martin credits his business tenacity to growing up in his father’s drugstore which required managing very low margins and critically important services. From December 2014 to January 2016, Mr. Martin served as the chief financial officer of global operations of Momentis International, where he was instrumental in stabilizing the company post-acquisition. In November 2015, he established TN3, LLC to pursue diverse investment opportunities, including the acquisition of preferred stock of Innovest. Mr. Martin has a Bachelor of Business Administration from John Carrol University. Mr. Martin filed for bankruptcy as a result of his personal guarantee of the obligations of an unrelated company, but the bankruptcy was discharged in May 2015.

Tim S. Figley, Director and Management Advisor. Mr. Figley joined Innovest as our a seasoned advisor to our management team in in February 2019 and as a board member in October 2019. He works daily with our management team to achieve our short and long-term strategic objectives. From 2014 to February 2019, he served as the director of operations of the Flynn Auto Group, where he oversaw operations of six auto dealerships with over 400 employees and was responsible for growing the organization from startup to $200 million in sales. Mr. Figley has extensive experience growing businesses and has built dozens of commercial properties, owned an eight-figure semiconductor distributorship, a residential real estate development, oil and gas partnerships and a youth center. Mr. Figley attended Kent State University.

John Klopp, Independent Director. Mr. Klopp is chief executive officer of the second-generation firm Klopp Investment Management headquartered in Cleveland, Ohio. The firm is a large-cap, blue chip platform fund, which is available to Klopp clients and trust accounts directly, and others through their financial advisors and investment platforms. Their balanced blue-chip strategy of investing in large companies, has averaged over 14% growth per year from 2009–2019. Prior to joining Klopp Investment Management in 1996, Mr. Klopp worked at Dean Witter Reynolds’ where he was responsible for inter broker-dealer transactions, compliance, trading, research, asset allocation, and portfolio management. Mr. Klopp has a Master of Business Administration from Baldwin Wallace College and a Bachelor of Art from Ohio Wesleyan. He is a member of the Cleveland Society of Security Analysts and is active in the Chartered Financial Analysts program. Mr. Klopp also serves on the board of Rose-Mary Center, a non-profit organization in Cleveland, Ohio.

Alfred T. Marciano, Independent Director. Mr. Marciano is the managing partner of Charland, Marciano & Company, CPAs, LLP, a full-service Rhode Island accounting firm with clients in a diverse range of industries throughout the country. The accounting firm has a concentration in corporate and personal tax planning, management consulting, corporate audits and estate tax planning. Mr. Marciano’s focuses in these same areas, particularly estate tax planning. Mr. Marciano also brings his expertise in financial and retirement planning to his position as the Chairman of the City of Warwick Municipal Retirement Board. He is an expert witness for the Rhode Island Family Court and Rhode Island Superior Court. Mr. Marciano has a Bachelor of Science Degree in Business Administration from Bryant University and is a Certified Public Accountant. He also serves on the board of directors for the Hope Academy Charter School, and on the boards of various other civic and religious organizations. In January 2020, Ponte Investments, LLC purchased 10.0 million shares of common stock from Innovest. In connection with the investment, we agreed to add Mr. Marciano to the board of directors.

Damon K. Mintz, Director and President. Mr. Mintz joined Innovest’s management team in January 2018 as president of what has become the Innovest Energy Group and has served as president of Innovest since January 2019. He joined our board in October 2019. During his tenure at Innovest, he has successfully completed four acquisitions while at the same time establishing the foundation for our future growth. Mr. Mintz has an extensive track record of successfully growing businesses in multiple industries including industrials and advanced technologies. His career has been defined by leadership and sales achievements, first acquiring approximately 50,000 residential, and small commercial energy customers which generated over $30 million per year in revenues for a national energy procurement company. As an operator he has managed and consulted for commercial and industrial companies ranging from mid-sized, to a multi-billion-dollar public company, and most recently from 2015 to January 2018 conceived and grew Shepherd Energy, a single source procurement, management, and energy efficiency company which is now the foundation of the Innovest Energy Group. Prior to this time, from 2012 to 2015, he was the co-founder and president of Legacy Network Holdings (Livio International) which was the parent company to a cosmetic retailer selling through a direct sales model. Mr. Mintz attended John Carroll University and is a licensed insurance broker in the State of Ohio.

Jason L. Painley, Independent Director. Mr. Painley is the treasurer of Mechanics Financial Corporation and the chief financial officer of Mechanics Bank, a $550 million bank headquartered in Mansfield, Ohio. Prior to Mechanics Bank, Mr. Painley was senior vice president and chief risk officer of Park National Corporation (NYSE: PRK), where he developed and administered the organization’s independent enterprise-wide risk management programs. Mr. Painley started his career at the Federal Reserve Bank of Cleveland where he was an examiner and accounting policy specialist, contributing to several strategic initiatives throughout the Federal Reserve System. While there, he provided supervisory oversight to large regional financial institutions, helping to ensure they were operating in a safe and sound manner, and in compliance with laws and regulations. Mr. Painley has a Master of Business Administration from John Carroll University and a Bachelor of Business Administration from Kent State University. He is a Certified Public Accountant and Certified Enterprise Risk Professional. Mr. Painley also serves on several non-profit boards in central Ohio and his community.

The members of the audit committee of the board of directors are Messrs. Martin, Klopp and Painley. Our board does not currently have any other standing committees.

Executive Officers

Our senior executive officers are Daniel G. Martin, chairman of the board and chief executive officer, Indrani Egleston, executive vice president and chief financial officer, and Damon K. Mintz, director and president. Biographical information for Messrs. Martin and Mintz is included above under “Board of Directors.”

Indrani Egleston, age 44, Chief Financial Officer. Ms. Egleston has served as executive vice president and chief financial officer since October 2019. Ms. Egleston brings strong financial and professional public company experience to Innovest and oversees our finance, accounting, internal control and investor relations functions. Prior to joining Innovest, Ms. Egleston was at Covia Holdings Corp. (NYSE:CVIA, formerly Fairmount Santrol NYSE:FMSA) from 2015 to 2019 where she served as vice president of financial planning and analysis and director of investor relations and FP&A. Prior to Covia, she held various roles in internal audit, controls and mergers and acquisitions at Nordson Corporation (Nasdaq:NDSN) from 2007 to 2015, and prior to this time was at PWC LLP. Ms. Egleston holds an Executive Master of Business Administration from Case Western Reserve University and a Bachelor of Business Administration from the University of Michigan.

Item 6. Executive Compensation.

Executive Officers

The compensation of our senior executive officers is reviewed annually and takes into consideration various relevant factors, including the expected nature and quantity of duties and responsibilities, past performance, comparison with compensation paid by other companies of comparable size and nature, and the availability of financial resources. The following table summarizes the compensation of our senior executive officers.

Officer	Year	Salary	Bonus	Stock	Other	Total
Daniel G. Martin Chairman of the Board and Chief Executive Officer	2019	$324,615	—	—	—	$324,615
	2018	377,725	$18,000	—	—	395,725
	2017	75,000	—	—	—	75,000

Indrani Egleston (1) Chief Financial Officer	2019	83,846	—	—	—	83,846

Damon K. Mintz (2) President	2019	313,877	4,000	—	—	317,877
	2018	136,296	7,000	$1,348,500	—	1,491,796

L. Michael Yukich (3) Prior Chief Financial Officer	2019	135,212	3,000	—	$3,250	141,462
	2018	93,553	—	49,500	—	143,053
(1)	Ms. Egleston joined us in August 2019 as executive vice president of finance and controls and was appointed our chief financial officer on October 8, 2019.

(2)

Mr. Mintz joined our management team in January 2018 and has served as president of Innovest since January 2019. In December 2018, we issued 3.0 million shares to Mr. Mintz for his service as president of the Innovest Energy Group. The stock compensation in 2018 represents the 3.0 million shares multiplied by $0.4495, the closing market price of our stock on the date of issuance. These shares were not registered under the Securities Act and may not be sold unless they are registered or held for an appropriate time period (typically two years).

(3)

Mr. Yukich served as our chief financial officer from August 2018 to October 8, 2019, when he retired. The other compensation in 2019 represents a car allowance provided to Mr. Yukich for business purposes. In January 2018, we issued 2.5 million shares to Mr. Yukich for his service as our chief financial officer. The stock compensation in 2018 represents the 2.5 million shares multiplied by $0.0198, the closing market price of our stock on the date of issuance. These shares were not registered under the Securities Act and may not be sold unless they are registered or held for an appropriate time period (typically two years).

Employment Agreements

We do not have formal employment agreements with any of our senior executive officers. The offer letter we provided to Indrani Egleston, our chief financial officer, states that if Ms. Egleston is terminated either with or without cause during her first year of employment, she will receive six months’ salary as severance and all of her unvested stock grants, if any, will immediately vest. There are no other agreements that provide for severance compensation for any of our directors or executive officers.

Benefit Plans

We provide competitive health care benefits, including medical, dental and vision coverage, to our senior executive officers as an element of their compensation packages.

Equity Compensation Plan Information

In December 2019, our board and shareholders adopted the Innovest Global, Inc. 2019 Equity Incentive Plan to provide for stock-based compensation to attract and retain employees, consultants and directors who will contribute to our long-term success. Our board can issue various types of equity grants under the plan, including incentive and non-qualified stock options and restricted stock grants, to participants eligible under the plan. We have not issued any grants under the plan to our senior executive officers or board members.

Outstanding Equity Awards

We have not issued any options to our senior executive officers. The shares of stock that we issued to two of our senior executives in 2018 were immediately vested.

Board of Directors

Our directors do not receive compensation for attending or preparing for board meetings but may be reimbursed for reasonable expenses they incur in connection with performing their services as board members.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Parties

Our board of directors reviews and approves all proposed transactions between Innovest and any of our officers, directors or significant shareholders. We have summarized below significant related party transactions required to be disclosed under applicable SEC rules.

TN3, LLC, a company owned by our chief executive officer Daniel Martin, advanced to Innovest $34,608 in 2017 and $28,115 in 2018 for general working capital needs. We repaid these advances to TN3 in 2018 without interest. During 2019, TN3 advanced a total of $364,800 to Innovest and we repaid without interest $30,250. At December 31, 2019 we owed TN3 $337,050. During the first quarter of 2020, TN3 advanced a total of $239,000 to Innovest and we repaid without interest $221,000. At March 31, 2020 we owed TN3 $355,050.

In January 2018, we acquired Shepherd Energy Solutions pursuant to a share exchange agreement and issued 5,790,000 shares to the three owners of Shepherd Energy in consideration for our purchase of the company. Damon Mintz and his father Steve Mintz were both owners of Shepherd Energy and each received 1,930,000 of these shares. Mr. Mintz joined the Company to lead the Energy Group in January 2018 and has served as Innovest’s president since January 2019. Steve Mintz joined the Company in January 2018 as the sales director for the Energy Group. The Shepherd Energy share exchange agreement included a stock price guarantee that would have required Innovest to issue additional shares of stock to the owners of Shepherd Energy if our common stock was not trading for at least $1.00 on the second anniversary of closing the acquisition. In March 2019, we entered into an amendment to the share exchange agreement and issued 1.5 million shares to the prior owners of Shepherd Energy in exchange for the termination of the stock price guarantee. Each of Damon Mintz and Steve Mintz received 500,000 of these shares.

Damon Mintz’s father, Steve Mintz, joined us in January 2018 as the sales director for the Energy Group. Damon Mintz’s brother, Judd Mintz, joined us in January 2019 as the director of business development for the Energy Group. We did not pay either of them more than $100,00 in any year.

In January 2020, Ponte Investments, LLC purchased 10.0 million shares of common stock from Innovest, representing approximately 6.3% of our outstanding common shares.

On January 30, 2020, Ponte Investments loaned Innovest $150,000 pursuant to a secured promissory note. The loan was secured by a pledge of our assets pursuant to a security agreement and personally guaranteed by our chief executive officer Daniel Martin. The note was due on February 6, 2020. We repaid the loan in full after the due for $180,000, including late fees and interest.

On February 21, 2020, Ponte Investments entered into a business line of credit agreement with Innovest. Pursuant to the agreement, Ponte Investments provided Innovest with a $500,000 revolving line of credit secured by a pledge of our assets. We are required to pay a loan fee each month equal to 6% of the outstanding principal balance for that month. We cannot draw more that 75% of the line without the approval of Ponte Investments. The line of credit matures on February 23, 2021. On March 31, 2020, we had drawn $375,000 on the line of credit. Our chief executive officer Daniel Martin personally guaranteed the loan.

Director Independence

Our board of directors has determined that each of John Klopp, Alfred Marciano and Jason Painley qualify as an “independent director” as defined in the OTX Markets’ OTCQX Rules for U.S. Companies. Because he serves as our CEO, Daniel Martin is not considered an independent director. However, our board has determined that he should serve as a member of our audit committee due to the wealth of knowledge that he possesses concerning our company and operations.

Item 8. Legal Proceedings.

Innovest and its subsidiaries are currently engaged in ordinary routine litigation incidental to our business. We do not believe that any of these cases will have a material adverse impact on the company or our business.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our shares of common stock are traded on the OTC Markets under the symbol “IVST.” The following table lists the high and low market sales prices per share for our common stock for each completed quarter of 2020, 2019 and 2018 as reported by the OTC Markets. The bid quotations in the over-the-counter market represent prices between securities dealers, do not include retail markups, markdowns, or commissions, and may not represent actual transactions.

Quarter Ended	High	Low
March 31, 2020	$0.20	$0.11

December 31, 2019	0.22	0.16
September 30, 2019	0.32	0.15
June 30, 2019	0.38	0.22
March 31, 2019	0.46	0.26

December 31, 2018	0.54	0.27
September 30, 2018	0.30	0.14
June 30, 2018	0.31	0.16
March 31, 2018	0.23	0.04

Stockholders

There were approximately 392 holders of record of our common stock as of April 1, 2020. However, many of our stockholders hold their stock in “street name” in brokerage accounts and do not appear on the stockholder list maintained by our transfer agent.

Dividends

We have not declared or paid any cash dividends, and do not anticipate paying cash dividends in the near future.

Securities Authorized for Issuance Under Equity Compensation Plans

The Innovest Global, Inc. 2019 Equity Incentive Plan provides for the issuance of equity awards covering up to 25.0 million shares to our employees, consultants and directors. The 2019 equity plan was approved by our shareholders. We do not have any other equity compensation plans. The following table summarizes options that have been granted under the 2019 equity plan and shares available for grant under the plan in the future.

Equity Compensation Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Additional Shares Remaining Available for Future Issuance Under Plans
Plans approved by shareholders	4,515,000	$0.15	16,735,000
Plans not approved by shareholders	—	—	—
Total	4,515,000		16,735,000

Item 10. Recent Sales of Unregistered Securities.

The following summarizes all issuances by Innovest during the past three years of common stock and options to purchase common stock which were not registered under the Securities Act. We did not issue any other securities during that time. We did not sell any unregistered shares in 2017.

In January 2018, we issued 50.0 million common shares to our CEO Daniel Martin upon the conversion of 500,000 shares of our preferred stock held by Mr. Martin pursuant to the terms of the preferred stock. The issuance was exempt pursuant to Section 3(a)(9) of the Securities Act.

In January 2018, we issued 1.0 million shares to director John Klopp for his service as a board member. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In January 2018, we issued 4,545,455 shares to director John Klopp for $0.02 a share for general working capital needs. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In January 2018, we issued 2.5 million shares to L. Michael Yukich for his service as our chief financial officer. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In the first quarter of 2018, we issued 5.9 million shares to three parties for consulting services. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In the first quarter of 2018, we issued 1.0 million shares to the owners of Chagrin Safety Supply in consideration for our purchase of that company. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In March 2018, we issued 5,790,000 shares to the owners of Shepherd Energy in consideration for our purchase of that company. Our president Damon Mintz was an owner of Shepherd Energy and received 1,930,000 of these shares. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In March 2018, we issued 2,975,000 shares to the owners of Call Center Resources in consideration for our purchase of that company. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

From March 2018 to November 2018, we issued 8,272,730 shares to nine accredited investors for $0.011 a share for general working capital needs. Director John Klopp purchased 727,273 of these shares, and three of his immediate family members purchased 1,545,555 shares. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In April 2018, we issued 1.0 million shares to director Jason Painley for his service as a board member. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In April 2018, we issued 3,636,364 shares to director Jason Painley for $0.02 a share for general working capital needs. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In April 2018, we issued 600,000 shares to two parties for consulting services. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In the second quarter of 2018, we issued 13,590,000 shares to a total of 59 accredited investors for $0.05 a share for general working capital needs. The issuance was exempt pursuant to Rule 506(b) under the Securities Act.

From November 2018 to November 2019, we issued 8,516,997 shares to a total of 48 accredited investors for $0.15 a share for general working capital needs. The issuance was exempt pursuant to Rule 506(b) under the Securities Act.

In November 2018, we issued 1,550,000 shares to four parties for consulting services. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In November 2018, we issued 155,500 shares to a vendor in exchange for office equipment. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In November 2018, we issued 5,625,000 shares to director John Klopp for $0.008 a share for general working capital needs. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In November 2018, we issued 1.5 million shares to the owner of HP Technologies in consideration for our purchase of that company. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In December 2018, we issued 2.0 million shares to the owner of Midwest Curtainwalls in consideration for our purchase of that company. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In December 2018, we issued 3.0 million shares to Damon Mintz, president of Innovest, and 2.5 million shares to Dwain Irwin, president of our biotech division, for their services to the Company. The issuances were exempt pursuant to Section 4(a)(2) of the Securities Act.

In February 2019, we issued 1.0 million shares to the owner of Primary Metering Systems in consideration for our purchase of that company. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In April 2019, we issued 3,695,000 shares to the members of Authority National Supply in consideration for our purchase of that company. The issuances were exempt pursuant to Section 4(a)(2) of the Securities Act.

In May 2019, we issued 1.5 million shares to the prior owners of Shepherd Energy in exchange for the termination of a stock price guarantee. Our president Damon Mintz was an owner of Shepherd Energy and received 500,000 of these shares. The issuances were exempt pursuant to Section 4(a)(2) of the Securities Act.

In December 2019, we issued 610,000 stock options with an exercise price of $0.18 a share pursuant to the Innovest Global Equity Incentive Plan to 39 of our employees as part of their compensation. The issuances were exempt pursuant to Rule 701 under the Securities Act.

In January 2020, we issued 3,905,000 stock options with an exercise price of $0.15 a share and 650,000 restricted shares to employees pursuant to the Innovest Global Equity Incentive Plan to 21 of our employees as part of their compensation. The issuances were exempt pursuant to Rule 701 under the Securities Act.

In January 2020, we issued 10.0 million shares to an accredited investor for services. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In February 2020, we issued 500,000 shares to an accredited investor for consulting services. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In February 2020, we issued 854,833 shares to a customer of Authority National Supply as part of a customer purchasing program. The issuance was exempt pursuant to Section 4(a)(2) of the Securities Act.

In March 2020, we issued 3.0 million unregistered shares to Indrani Egleston for her services as our chief financial officer and 100,000 shares to a prior employee as part of his compensation. The issuances were exempt pursuant to Rule 701 under the Securities Act.

Item 11. Description of Registrant’s Securities to be Registered.

Our articles of incorporation authorize 510.0 million shares of capital stock, consisting of 500.0 million shares of common stock, $0.001 par value per share, and 10.0 million shares of preferred stock, $0.001 par value per share. There are 163,802,125 shares of common stock outstanding. Although our board of directors has the right to designate up to ten classes of preferred stock with rights and preferences determined by the board, there is only one class currently outstanding, Series A preferred. There are 1,250,000 shares of Series A preferred outstanding, all of which are held by our chairman and CEO, Daniel Martin. The following briefly outlines rights associated with our outstanding shares of common and preferred stock.

Common Stock

Voting

Holders of shares of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast, subject to the rights of our shares of preferred stock described below. Our board of directors is not divided into classes and cumulative voting for the election of directors is not permitted.

Dividends

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our stock will be at the discretion of our board. We intend to retain earnings for use in our operations and to finance our business and do not anticipate paying any cash dividends in the near future. Any change in our dividend policy is within the discretion of our board and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our directors consider relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our shares of common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Series A Preferred Stock

Voting

The holder of shares of our Series A preferred stock is entitled to 1,000 votes for each share held on all matters submitted to a vote of our shareholders. This is ten times the number of shares of common stock issuable upon conversion of a share of Series A preferred stock.

Conversion

The holder of shares of our Series A preferred stock may convert each share of preferred stock into 100 shares of our common stock.

Dividends

The holder of shares of our Series A preferred stock is entitled to receive dividends when declared on our common stock as if the preferred shares had been converted to common (100 times the common stock dividend for each share of preferred).

Liquidation

Upon any liquidation or dissolution of Innovest, before any distribution or payment may be made to any of the holders of our common stock, the holders of our Series A preferred stock are entitled to receive an amount equal to $0.001 per share of preferred stock, plus any declared and unpaid dividends.

Item 12. Indemniﬁcation of Directors and Officers.

Our directors and officers are entitled to indemnification from Innovest under Nevada law (where we are incorporated) as well as our articles of incorporation. In this section we have summarized the indemnification provisions applicable to Innovest. This is a summary, and the applicable statutes and articles of incorporation contain additional details and qualifications.

Section 78.7502 of the Nevada Revised Statutes (“NRS) permits Innovest to indemnify any person who is a party or is threatened to be made a party to any suit or proceeding, except an action by Innovest, because that the person is a director, officer or employee of Innovest, for expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the suit or proceeding. To qualify for indemnification, the person must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Innovest, and, with respect to any criminal action or proceeding, had no reasonable reason to believe the conduct was unlawful.

NRS Section 78.7502 also permits Innovest to indemnify an officer, director or employee who is a party or is threatened to be made a party to any suit by Innovest (or brought on our behalf by a third party). To qualify for indemnification, the person must not be liable under NRS Section 78.138 and have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Innovest. In addition, indemnification under NRS Section 78.7502 may not be made for any matter for which the person has been adjudged by a court to be liable to Innovest or for amounts paid in settlement to Innovest, unless the court determines that the person is fairly and reasonably entitled to indemnification.

Generally, discretionary indemnification under NRS Section 78.7502 only applies if authorized by a majority of the disinterested directors.

NRS Section 78.751 requires Innovest to indemnify any director, officer or employee who is successful in defending any suit or proceeding, whether civil, criminal, administrative or investigative, including an action by Innovest, for expenses, including attorney’s fees, incurred by the person in connection with defending the suit or proceeding

NRS Section 78.751 further provides that, unless otherwise restricted by our articles of incorporation, bylaws or other agreement, Innovest may pay the expenses of its officers and directors incurred in defending a civil or criminal suit or proceeding as they are incurred and in advance of the final disposition of the suit or proceeding. The director or officer must agree to repay the amounts advanced if it is ultimately determined by a court that the director or officer is not entitled to be indemnified by Innovest.

Indemnification under NVS Sections 78.751 and 78.7502 and advancement of expenses under Section 78.751 does not generally exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under our articles of incorporation or bylaws, by agreement, or otherwise. However, unless ordered by a court, we cannot indemnify or advance expenses to any director or officer finally adjudged by a court to be liable for intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation provide that we must indemnify to the fullest extent permitted by law any person made a party to or otherwise involved in any suit or proceeding because he or she is a director or officer of Innovest, or is serving at our request as a director or officer of another company, against all expenses and liabilities (including attorneys’ fees, judgments, fines and amounts paid in settlement), reasonably incurred or suffered by him or her in connection with the suit or proceeding. Our articles require us to pay the expenses of officers and directors incurred in defending a civil or criminal suit or proceeding as they are incurred and in advance of the final disposition of the suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court that he or she is not entitled to be indemnified.

NRS Section 78.752 authorizes Innovest to maintain insurance covering any of our directors, officers or employees for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer or employee, whether or not Innovest has the authority to indemnify such a person against such liability and expenses. We have obtained insurance coverage for our directors, officers and employees.

Item 13. Financial Statements and Supplementary Data.

Our financial statements listed below are included in this Form 10 beginning on page F-1.

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2018 and 2017

Consolidated Statements of Operations for the Years Ended December 31, 2018 and 2017

Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2018 and 2017

Consolidated Statements of Cash Flows for the Years Ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements for the Years Ended December 31, 2018 and 2017

Consolidated Balance Sheets as of September 30, 2019 and September 30, 2018

Consolidated Statements of Operations for the Period Ended September 30, 2019 and 2018

Consolidated Statements of Stockholders’ Equity (Deficit) for the Period Ended September 30, 2019 and December 31, 2018

Consolidated Statements of Cash Flows for the Period Ended September 30, 2019 and 2018

Notes to Consolidated Financial Statements for the Period Ended September 30, 2019 and 2018

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

NMS Inc., Certified Public Accountants, audited our 2017 and 2018 financial statements included with this Form 10 and continues to serve as our principal independent accountant. There have been no changes in our principal independent accountant or any other events relating to our accountants reportable under applicable SEC regulations.

Item 15. Financial Statements and Exhibits.

Financial Statements

Our financial statements listed under “Item 13. Financial Statements and Supplementary Data” on page are filed as part of this Form 10.

Exhibit Index

The exhibits listed in the following table are furnished with this Form 10.

Exhibit	Description of Exhibit	Filed
2.1	Agreement and Share Exchange dated December 28, 2017 between Innovest Global, Inc. and Shepherd Energy, LLC	(1)
2.2	Share Acquisition Agreement dated November 5, 2018 between Innovest Global, Inc. and Authority National Supply, LLC	(1)
2.3	Asset Purchase Agreement dated October 23, 2017 between Innovest Global, Inc. and Chagrin Safety Supply, Inc.	(1)
2.4	Agreement and Share Exchange dated March 22, 2018 between Innovest Global, Inc. and H.P. Technologies, Inc.	(1)
2.5	Asset Purchase Agreement dated January 1, 2019 between Innovest Global, Inc. and Primary Metering Solutions, LLC	(1)
2.6	Share Exchange Agreement and Plan of Reorganization dated December 1, 2018 between Innovest Global, Inc. and the estate of Donald Kelly	(1)
2.7	Acquisition & Assignment Agreement dated January 15, 2018 between Innovest Global, Inc. and Call Center Resources, Inc.	(1)
2.8	Amendment and Termination Agreement dated March 19, 2019 between Innovest Global, Inc. and the prior owners of Shepherd Energy, LLC	(1)
2.9	Sale of LLC Interest Agreement dated July 17, 2018 between Innovest Global, Inc. and Dr. Dwain Irwin	(1)
2.10	Interest Purchase Agreement dated February 1, 2020 between Innovest Global, Inc. and Dr. Dwain Irwin	(1)

3.1	Articles of Incorporation of Innovest Global, Inc.	(1)
3.2	Certificate of Amendment (name change to Cal Alta Auto Glass)	(1)
3.3	Certificate of Amendment filed December 2008	(1)
3.4	Certificate of Amendment filed September 2010	(1)
3.5	Certificate of Amendment filed April 2012	(1)
3.6	Certificate of Amendment filed June 2014	(1)
3.7	Certificate of Amendment filed January 2016	(1)
3.8	Certificate of Amendment filed March 2016	(1)
3.9	Certificate of Correction filed May 2016	(1)
3.10	Certificate of Amendment filed August 2016	(1)
3.11	Certificate of Designation filed August 2016	(1)
3.12	Bylaws of Innovest Global, Inc.	(1)

10.1	Innovest Global, Inc. 2019 Equity Incentive Plan	(1)
10.2	Lease and Option to Purchase dated September 1, 2018 between Innovest Global, Inc. and ICI-OH, LLC for the Corporate Headquarters	(2)

Exhibit	Description of Exhibit
10.3	Lease Agreement dated May 6, 2019 between Bedford Rockside LLC and Midwest Curtainwalls, Inc.	(2)
10.4	Lease Agreement dated November 29. 2017 between H.P. Technologies, Inc. and the Trust of Billy S. Rowland	(2)
10.5	Exclusive License Agreement dated July 23, 2018 between Cedar-Sinai Medical Center and StemVax LLC	(1)
10.6	Secured Term Promissory Note dated February 6, 2020 between Innovest Global, Inc. and Ponte Investments, LLC	(2)
10.7	Business Line of Credit Agreement dated February 21, 2020 between Innovest Global, Inc. and Ponte Investments, LLC	(2)
10.8	Stock Purchase and Subscription Agreement dated January 9, 2020 between Innovest Global, Inc. and Ponte Investments, LLC	(2)
10.9	Security Agreement dated October 28, 2014 between Midwest Curtainwalls, Inc. and Citizens Bank, N.A.	(2)
10.10	Funds Control Agreement dated August 14, 2019 between Midwest Curtainwalls, Inc. and Zurich American Insurance Company	(2)

21.1	Subsidiaries of Innovest Global, Inc.	(1)

1.     Included with this filing.

2.     To be filed by amendment.

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Innovest Global, Inc.

Date: April 17, 2020	By:	/s/ Daniel G. Martin
Daniel G. Martin
Chairman of the Board and Chief Executive Officer

Innovest Global, Inc.

Consolidated Financial Report

December 31, 2018 & 2017

Innovest Global, Inc.

Contents

Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheet	F-4 - F-5
Statement of Operations	F-6
Statement of Stockholders' Equity (Deficit)	F-7
Statement of Cash Flows	F-8
Notes to Consolidated Financial Statements	F-9 - F-35

Innovest Global, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Innovest Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Innovest Global Inc. and Subsidiaries (the “Company”), a Nevada corporation, as of December 31, 2018 and 2017, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018 and December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018 and December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a history of operating losses resulting in a significant accumulated deficit of $5,148,306 and negative cash flows from operations of $1,706,875 as of December 31, 2018. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ NMS, Inc.

Certified Public Accountants

We have served as the Company’s auditor since 2018.

Mentor, Ohio

December 31, 2019

Innovest Global, Inc.

Consolidated Balance Sheet

December 31, 2018 and 2017

	2018	2017
Assets
Current Assets
Cash and cash equivalents	$804,527	$3,833
Accounts receivable - Net	5,446,065	23,448
Inventory	30,371	5,894
Subscription receivable	-	100,000
Prepaid expenses and other current assets	126,183	-
Total current assets	6,407,146	133,175
Property and Equipment - Net	369,606	-
Goodwill	5,453,551	82,381
Intangible Assets - Net	352,450	-
Other Assets
Investment	141,742	-
Other noncurrent assets	29,172	-
Total other assets	170,914	-
Total assets	$12,753,667	$215,556

See notes to consolidated financial statements.

Innovest Global, Inc.

Consolidated Balance Sheet (Continued)

December 31, 2018 and 2017

	2018	2017
Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts payable	$3,568,526	$61,847
Bank line of credit	348,640	-
Notes payable	138,584	41,600
Billings in excess of cost and estimated earnings	1,523,824	-
Accrued and other current liabilities:
Accrued compensation	189,299	-
Customer rebates	680,110	-
Deferred compensation	48,750	-
Other accrued liabilities	159,971	114,596
Total current liabilities	6,657,704	218,043
Stock Guarantee Liability	6,919,000	-
Share Issuance Liability	750,000	-
Total liabilities	14,326,704	218,043
Stockholders' Equity (Deficit)
Common stock, par value $0.001 per share: Authorized shares: 500,000,000 in 2018 and 2017 Issued and outstanding shares: 141,050,291 at December 31, 2018 and 62,338,524 at December 31, 2017	141,050	62,339
Preferred stock, par value $0.001 per share: Authorized shares: 10,000,000 in 2018 and 2017 Issued and outstanding shares: 1,250,000 at December 31, 2018 and 1,750,000 at December 31, 2017	1,250	1,750
Stock subscriptions, common shares: 0 at December 31, 2018 and 16,193,183 at December 31, 2017	-	150,000
Additional paid-in capital	3,432,969	32,344
Retained deficit	(5,148,306)	(248,920)
Total stockholders' equity (deficit)	(1,573,037)	(2,487)
Total liabilities and stockholders' equity (deficit)	$12,753,667	$215,556

See notes to consolidated financial statements.

Innovest Global, Inc.

Consolidated Statement of Operations

Years Ended December 31, 2018 and 2017

	2018	2017
Net Sales	$6,545,702	$49,756
Cost of Sales	4,832,413	26,122
Gross Profit	1,713,289	23,634
Operating Expenses	4,359,960	143,825
Operating Loss	(2,646,671)	(120,191)
Non-operating Income (Expenses)
Interest income	1,635	-
Other income	1,346	56
Interest expense	(25,696)	(4,150)
Fair value adjustment for stock guarantee liability	(2,230,000)	-
Total non-operating income	(2,252,715)	(4,094)
Consolidated Net Loss	$(4,899,386)	$(124,285)
Net Loss Per Share - Basic and Diluted	$(0.03)	$0.00
Weighted-average Common Shares Outstanding - Basic and Diluted	141,050,291	62,338,524

See notes to consolidated financial statements.

Innovest Global, Inc.

Consolidated Statement of Stockholders' Equity (Deficit)

Years Ended December 31, 2018 and 2017

	Common Stock	Preferred Stock	Stock Subscriptions	Additional Paid-in Capital	Accumulated Deficit	Total
Balance - January 1, 2017	$62,339	$1,750	$-	$32,344	$(124,635)	$(28,202)
Consolidated net loss	-	-	-	-	(124,285)	(124,285)
Stock subscriptions issued	-	-	150,000	-	-	150,000
Balance - December 31, 2017	62,339	1,750	150,000	32,344	(248,920)	(2,487)
Consolidated net loss	-	-	-	-	(4,899,386)	(4,899,386)
Issuance of common shares	46,153	-	-	2,651,108	-	2,697,261
Conversion of preferred shares to common shares	50,000	(500)	-	(49,500)	-	-
Cancellation of common shares	(50,000)	-	-	50,000	-	-
Issuance of common shares for services	16,365	-	-	615,210	-	631,575
Stock subscriptions collected	16,193	-	(150,000)	133,807	-	-
Balance - December 31, 2018	$141,050	$1,250	$-	$3,432,969	$(5,148,306)	$(1,573,037)

See notes to consolidated financial statements.

Innovest Global, Inc.

Consolidated Statement of Cash Flows

Years Ended December 31, 2018 and 2017

	2018	2017
Cash Flows from Operating Activities
Net loss	$(4,899,386)	$(124,285)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	24,458	-
Fair value adjustment for stock guarantee liability	2,230,000	-
Impairment of goodwill	402,764	-
Stock compensation	631,575	-
Loss on disposals	5,298	-
Changes in operating assets and liabilities that (used) provided cash and cash equivalents:
Accounts receivable	(679,869)	752
Inventory	529	3,282
Prepaid expenses and other assets	(80,407)	-
Accounts payable	(497,196)	(3,540)
Accrued and other liabilities	747,301	64,976
Billings in excess of costs and estimated earnings	408,058	-
Net cash used in operating activities	(1,706,875)	(58,815)
Cash Flows from Investing Activities
Acquisition of investment	(16,742)	-
Acquisition of business (cash received in excess of cash paid)	534,865	(750)
Net cash provided by (used in) investing activities	518,123	(750)
Cash Flows from Financing Activities
Proceeds from debt	-	13,398
Payments on debt	(45,803)	-
Stock issuance	2,035,249	50,000
Net cash provided by financing activities	1,989,446	63,398
Net Increase in Cash and Cash Equivalents	800,694	3,833
Cash and Cash Equivalents - Beginning of year	3,833	-
Cash and Cash Equivalents - End of year	$804,527	$3,833
Supplemental Cash Flow Information
Restricted common shares issued in connection with acquisitions (Note 4)	$1,309,155	$-
Unissued shares in connection with Authority National Supply acquisition (Note 14)	750,000	-
Restricted common shares issued for investment (Note 5)	125,000	-
Unpaid stock subscriptions	-	100,000
Furniture and fixtures acquired through obligation and issuance of restricted common shares	52,333	-
Interest paid	(25,696)	(4,150)

See notes to consolidated financial statements.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 1 - Nature of Business

Innovest Global, Inc. (the “Company” or IVST) was formed in 1999 as International Sports Marketing Group, Inc. In August 2016, after a series of transactions, the Company’s ownership, name, and business plan was changed to operate as a diversified holding company, or conglomerate.

The Company’s business plan includes the focus on acquisition of privately held businesses whose owners are willing to consider merging their businesses in order to establish a public trading market for their common stock and whose management teams are willing to operate the acquired businesses as divisions or subsidiaries of the Company.

The current business units operate within the following segments:

Commercial Solutions - The Commercial Solutions segment provides products and services, including energy, building materials, call center services and safety supplies, to companies within various commercial markets including manufacturing, municipalities and construction. This segment includes the following operating divisions further described below: Innovest Energy Group, Midwest Curtainwalls, Contact Source Solutions and Chagrin Safety Supply.

●

Innovest Energy Group creates solutions which are custom-tailored to drastically reduce customers energy spend, protect infrastructure investment, and provide sources of project funding. The energy services business also includes energy broker services for both residential and commercial businesses throughout Ohio.

●

Midwest Curtainwalls provides building material solutions in the commercial industry. For nearly 50 years, the company has designed, engineered and manufactured non-structural curtainwall solutions for large commercial building development.

●

This segment also includes two other operating companies, Contact Source Solutions, LLC and Chagrin Safety Supply, LLC. Contact Source Solutions provides inbound and outbound call center services to commercial and industrial clients. Chagrin Safety Supply is a leading supplier of personal protection equipment, apparel and safety supplies serving the medical, dental, industrial and construction industries.

Wholesale Purchasing - The Wholesale Purchasing segment is composed of Authority National Supply, which is a national distributor of roofing, windows, fasteners and associated tools and accessories. Authority National Supply was established to create purchasing power amongst a group of independent building material providers by obtaining discounts from suppliers based on the collective buying power of its members.

Note 2 - Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

Going Concern

The Company has a history of recurring losses that has resulted in a stockholders' deficit of $(1,573,037) as of December 31, 2018 and $(2,487) as of December 31, 2017. During the year ended December 31, 2018, the Company recognized a net loss of $(4,899,386) and used net cash of $(1,706,875) in operating activities. During the year ended December 31, 2017, the Company recognized a net loss of $(124,285) and used net cash of $(58,815) in operating activities.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 2 - Significant Accounting Policies (Continued)

The Company's consolidated financial statements are prepared assuming that the Company will continue as a concern. This assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business, raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Management plans to additionally increase cash flow by acquiring and/or developing profitable businesses that will create positive income from operations, obtaining debt through loans from outside parties, and/or issuing common shares. In mid-2019, the company also triggered mechanisms provided by the bond agreement to fund the project working capital requirement. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees whatsoever that the Company will be successful in consummating such actions on acceptable terms, if at all. Moreover, any such actions can be expected to result in substantial dilution to the existing shareholders of the Company.

Principles of Consolidation

The financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

Concentration of Cash

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash.

Trade Accounts Receivable

Accounts receivable are stated at net invoice amounts. As of December 31, 2018, $2.8 million of the outstanding accounts receivable balance is from a single customer in the Construction and Building Materials segment. Based on management's review of outstanding receivable balances and historical collection information, management's best estimate is that all balances will be collected. Accordingly, the Company has not established an allowance for doubtful accounts.

Investments

Investments in equity securities without readily determinable fair value are recorded at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments in the same issuer. Impairment loses are recognized for declines in value that are other than temporary. No impairment losses were recognized for 2018 and 2017.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 2 - Significant Accounting Policies (Continued)

Inventory

Inventory is stated at the lower of cost or net realizable value, with cost determined on the weighted-average method. Inventory only consists of finished goods.

Management has reviewed inventory quantities and determined that no allowance for obsolete and excess inventory is necessary. Throughout the year, inventory identified as obsolete or excess is written off. The Company will continue its policy of regularly reviewing inventory quantities on hand based on related service levels and functionality. The carrying cost will be reduced to estimated net realizable value for inventories in which their cost exceeds their utility due to changes in marketing and sales strategies, obsolescence, changes in price levels, or other causes.

Property and Equipment

Property and equipment are recorded at cost. Assets are depreciated over their estimated useful lives using the straight-line method. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Goodwill

The recorded amounts of goodwill from business combinations are based on management's best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed at least on an annual basis for impairment. It is at least reasonably possible that management’s estimates about the fair value of goodwill could change in the near term and that such changes could materially affect amounts reported in the financial statements.

During 2018, management determined that the carrying amount of Midwest Curtain Walls and H.P. Technologies exceeded their fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, a goodwill impairment loss of $357,691 and $45,073, respectively, was recognized in 2018.

Intangible Assets

Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. Intangible assets consist of trade names and customer lists and are amortized over 15 years.

Revenue Recognition

The Company's revenue is derived primarily from part sales, services, and the design and manufacture of custom products. These revenue streams are described below relative to each operating component. Transaction prices are specified in each contract and are not typically variable. If the consideration agreed to in a contract includes a variable amount, the Company will estimate the amount of consideration it expects to be entitled to in exchange for transferring the promised goods or services to the customer.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 2 - Significant Accounting Policies (Continued)

Commercial Solutions

For the construction of custom commercial window solutions within Midwest Curtainwalls, the Company has performance obligations for the window solution that are recognized over time based on the contract terms. The Company recognizes revenue as costs are incurred (the input method), which best measures progress and results in a right to payment. The production cycle for customer contracts is generally less than 12 months. The Company uses standard, generally accepted payment terms; customers either pay at delivery of the product or are billed upon milestones achieved. A portion of amounts billed are held back as retainage and are generally paid upon project completion. Warranty terms cover the product workmanship and guarantee the product work as intended.

In some situations, the Company bills customers and collects cash prior to the satisfaction of the performance obligation, which results in the Company recognizing contract liabilities. For some contracts, the Company recognizes revenue before its right to some or all consideration becomes unconditional which results in the Company recording contract assets.

For energy services, the Company has performance obligations for providing lighting and installation services. The Company recognizes revenue as costs are incurred (the input method), which best measures progress and results in a right to payment. The production cycle for customer contracts is generally less than three months. The Company uses standard, generally accepted payment terms; customers typically pay upon completion of the service or are billed. There are no significant obligations for warranties, refunds, or similar obligations.

In some situations, the Company bills customers and collects cash prior to the satisfaction of the performance obligation, which results in the Company recognizing contract liabilities.

The Company also acts as an energy broker connecting residential and commercial businesses with the lowest cost provider. This revenue is recorded as earned each month based on the commission schedule agreed to with each energy (gas or electric) distributor.

For call center services, the Company has performance obligations for providing staffing resources and recognizes revenue on a monthly basis based on staff hours spent. The customer is invoiced monthly and has 30-day payment terms.

For distributed part sales, the Company has a performance obligation to deliver goods in accordance with the terms and conditions of the contract. Revenue is recognized at a point in time when the Company transfers control to customers, either evidenced by shipment or delivery to customer when title and risk of loss pass. The Company uses standard, generally accepted payment terms, which require payment upon delivery or within 30 days. There are no significant obligations for refunds, warranties, or similar obligations.

Wholesale Purchasing

The Company connects purchasers of building supplies to vendors and leverages the purchasing power of the group to those participating. Revenue is recognized at a point in time based on when the products are shipped. As the Company is primarily responsible for fulfilling the obligation with the ability to establish the price and inventory risk, the Company is determined to be the principal in the transaction.

Income Taxes

A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial reporting and tax accounting.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 2 - Significant Accounting Policies (Continued)

Advertising Expense

Advertising expense is charged to income during the year in which it is incurred. Advertising expense for 2018 and 2017 was $283,291 and $248, respectively.

Stock Subscriptions

Stock subscriptions that are paid subsequent to year end but before the date the financial statements are issued for each respective year are treated as receivables in the current assets section on the consolidated balance sheet rather than a deduction from equity.

Earnings per Share

Basic loss per share is based on the weighted-average number of common shares outstanding during the year. Diluted loss per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants and the conversion of notes payable to common stock, if applicable. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered antidilutive and, thus, are excluded from the calculation.

Restricted Stock Awards

Stock issued to employees and to nonemployees for services consumed by the company are recognized compensation expense or as applicable operating expenses based on the fair value of the stock on the grant date of the shares issued. See Note 14 for more information.

Shipping and Handling Costs

Shipping and handling costs are recorded as costs of sales as they are incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Upcoming Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases, which supersedes the current lease accounting requirements. This standard requires a lessee to record on the balance sheet the assets and liabilities for the rights and obligations created by leases with lease terms of more than 12 months. In addition, this standard requires lessees to disclose certain key information about lease transactions. Upon implementation, an entity’s lease payment obligations will be recognized at their estimated present value along with a corresponding right-of-use asset. Lease expense recognition will be generally consistent with current practice. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which simplifies adoption of the new lease accounting requirements by allowing an additional transition method that will not require restatement of prior periods and providing a new practical expedient for lessors to avoid separating lease and non-lease components within a contract if certain requirements are met. The provisions of this guidance must be elected upon adoption of the new lease accounting requirements, which will be effective for interim and annual periods beginning after December 15, 2018.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 2 - Significant Accounting Policies (Continued)

We will adopt the standard as required on January 1, 2019 and use that date as our date of initial application of the guidance. Consequently, we will not update previously reported financial information, and the disclosures under the new standard will not be provided for dates and periods prior to January 1, 2019. We will elect all of the practical expedients available under the transition guidance. The new standard also provides practical expedients for ongoing accounting. We will elect the short-term lease recognition exemption for all leases that qualify. This means we will not recognize right-of-use assets or lease liabilities for those leases. We will also elect the practical expedient to not separate lease and non-lease components for all of our leases.

We expect that this standard will have a material impact on our financial statements. While we continue to assess all of the effects of adoption, we currently believe the most significant effects relate to the recognition of new right-of-use assets and lease liabilities on our consolidated balance sheet for our real estate operating leases and the significant new required disclosures regarding our leasing activities. Upon adoption, we expect to recognize additional operating lease liabilities of approximately $700,000, with corresponding right-of-use assets for the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments. The ASU includes changes to the accounting and measurement of financial assets, including the Company's accounts receivable, by requiring the Company to recognize an allowance for all expected losses over the life of the financial asset at origination. This is different from the current practice where an allowance is not recognized until the losses are considered probable. The new guidance will be effective for the Company's year ending December 31, 2020. Upon adoption, the ASU will be applied using a modified retrospective transition method to the beginning of the earliest period presented. Early adoption is permitted for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact this standard will have on the financial statements.

Subsequent Events

The consolidated financial statements and related disclosures include evaluation of events up through and including December 31, 2019, which is the date the consolidated financial statements have been issued.

Note 3 - New Accounting Principles

ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606)

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the guidance for revenue recognition. This amendment contains principles that require an entity to recognize revenue to depict the transfer of promised goods and services to customers at an amount an entity expects to be entitled to in exchange for those promised goods or services. The Company adopted this amendment on January 1, 2018, using the modified retrospective method for all contracts for which performance was not completed as of January 1, 2018. There was no adjustment to opening equity as a result of the adoption of ASC 606, as there was no change to recognizing revenue from current practice. See also Note 10 for additional details on revenue recognition.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 3 - New Accounting Principles (Continued)

ASU No. 2016-01, Financial Instruments (Topic 825)

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU covers various changes to the accounting, measurement, and disclosures related to certain financial instruments, including requiring equity investments to be accounted for at fair value with changes recorded through earnings, the use of the exit price when measuring fair value, and disaggregation of financial assets and liabilities by category for disclosure purposes. The ASU also provides guidance on the accounting treatment for measurement of equity investments that do not have a readily determinable fair value. This new guidance is effective for the Company's year ended December 31, 2018. See Note 5 for the impact this standard has on the financial statements.

ASU No. 2017-04, Intangibles - Goodwill (Topic 350)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment. The standard simplifies the subsequent measurement of goodwill, requiring only a single-step quantitative test to identify and measure impairment based on the excess of a reporting unit's carrying amount over its fair value, instead of the current two-step test. A qualitative assessment may still be completed first to determine if a quantitative impairment test is required. While this standard is effective on a prospective basis for fiscal years beginning after December 15, 2019 for public business entities, the Company has decided to early adopt the standard as of December 31, 2018 in assessing goodwill impairment. See Note 7 for the impact this standard has on the financial statements.

ASU No. 2018-07, Compensation - Stock Compensation (Topic 718)

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Based Payment Accounting (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting. This amendment expands the scope of Topic 718 to include nonemployee awards for acquiring goods and services from nonemployees. This amendment treats employee and nonemployee stock-based awards the same, which is to measure the transaction at the grant-date fair value of the equity instruments that the entity is obligated to issue when the good has been delivered or the service has been rendered. While the standard is effective for fiscal years beginning after December 15, 2018, the Company has decided to early adopt the standard to account for its stock-based awards in order to simplify measurement processes as of January 1, 2018. See Note 14 for the impact this standard has on the financial statements.

Note 4 - Business Combinations and Acquisitions

The Company has determined we are unable to supply supplemental pro forma information for the year to date reporting period ending December 31, 2017. After making every reasonable effort, the Company has deemed it impracticable to apply the requirements of ASC 805-10-50 which requires the revenues and earnings of the combined entities for the prior year to date reporting be reported as though the asset or stock purchase had been completed as of the beginning of the annual reporting period and the prior period.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 4 - Business Combinations and Acquisitions (Continued)

Chagrin Safety Supply

On October 23, 2017, the Company entered into an asset purchase agreement with Chagrin Safety Supply, pursuant to which the Company purchased substantially all the assets and assumed certain liabilities of Chagrin Safety Supply. The complementary strength of certain company businesses are expected to create product and distribution synergies. The Company is expected to gain entry into new product categories by the association with other commercial companies acquired. The purchase price consisted of cash, shares of the Company's restricted common stock, and a stock guarantee.

Cash	$750
Equity instruments (750,000 common shares of the Company)	5,774
Stock guarantee liability	139,000
Fair value of total consideration transferred	$145,524

The fair value of the 750,000 shares issued as part of the consideration transferred for Chagrin Safety Supply was determined on the basis of the value of shares trading near the time of acquisition.

Under the terms of the acquisition agreement, the former stockholders of Chagrin Safety Supply are guaranteed that the value of the 750,000 shares issued will be trading at $1 per share by the fourth anniversary of the acquisition, or October 23, 2021. The value of this guarantee was determined to be $139,000 at the time of acquisition. See Note 16 regarding the valuation methodology and key assumptions made in the determination of this liability at date of acquisition and at year end.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$453
Accounts receivable	24,200
Inventories	9,176
Accounts payable	(45,882)
Accrued liabilities	(63,804)
Total identifiable net assets	(75,857)
Goodwill	221,381
Total	$145,524

The fair value of financial assets includes accounts receivable with a contractual amount due of $24,200, which is expected to be collected in the full amount. The goodwill arising from the acquisition consists primarily of the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately). There were no acquisition costs related to this transaction.

The $139,000 stock guarantee represents a measurement period adjustment that was made in 2018. This amount has been included in the total consideration transferred and the goodwill recognized.

The amounts of Chagrin Safety Supply's revenue and earnings included in the accompanying consolidated statement of operations for the year ended December 31, 2018 totaled $339,042 and $(114,256), respectively.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 4 - Business Combinations and Acquisitions (Continued)

Shepherd Energy

Effective on January 1, 2018, the Company acquired 100 percent of the equity of Shepherd Energy, LLC (Shepherd Energy). The primary reason for the acquisition was to launch a commercial energy division and further diversify the Company's portfolio. The purchase price consisted of shares of the Company's restricted common stock and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition of Shepherd Energy:

Equity instruments (5,790,000 common shares of the Company)	$185,280
Stock guarantee liability	1,000,000
Fair value of total consideration transferred	$1,185,280

The fair value of the 5,790,000 shares issued as part of the consideration transferred for Shepherd Energy was determined on the basis of the value of shares trading near the time of acquisition.

Under the terms of the acquisition agreement, the former stockholders of Shepherd Energy are guaranteed that the issued shares will be worth $1 per share and $5,790,000 in the aggregate at December 28, 2019. The value of this guarantee was determined to be $1,000,000 at the time of acquisition. See Note 16 regarding the valuation methodology and key assumptions made in the determination of this liability at date of acquisition and at year end. One of the former stockholders of Shepherd Energy is the President of Innovest.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$13,859
Accounts receivable	7,152
Other current assets	41,749
Accounts payable	(56,826)
Total identifiable net assets	5,934
Goodwill	1,179,346
Total	$1,185,280

The fair value of financial assets includes accounts receivable with a contractual amount due of $7,152, which is expected to be collected in the full amount. The goodwill arising from the acquisition consists primarily of the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately). There were no acquisition-related costs related to this transaction.

The amounts of Shepherd Energy's revenue and loss included in the accompanying consolidated statement of operations for the year ended December 31, 2018 totaled $697,237 and $(1,691,163), respectively.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 4 - Business Combinations and Acquisitions (Continued)

Contact Source Solutions

On January 15, 2018, the Company acquired 100 percent of the equity interest of Contact Source Solutions. The primary reason for the acquisition was to increase revenue stream, as well as obtain a business unit that can provide marketing solutions for the other business units. The purchase price consisted of shares of the Company's restricted common stock and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition of Contact Source Solutions:

Equity instruments (2,500,000 common shares of the Company)	$43,875
Stock guarantee liability	500,000
Fair value of total consideration transferred	$543,875

The fair value of the 2,500,000 shares issued as part of the consideration transferred for Contact Source Solutions was determined on the basis of the value of shares trading near the time of acquisition.

Under the terms of the acquisition agreement, the former stockholders of Contact Source Solutions are guaranteed that the issued shares will be worth $1 per share and $2,500,000 in the aggregate at March 22, 2020. The value of this guarantee was determined to be $500,000 at the time of acquisition. See Note 16 regarding the valuation methodology and key assumptions made in the determination of this liability at date of acquisition and at year end.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$4,718
Accounts receivable	32,806
Accounts payable	(21,670)
Accrued liabilities	(72,769)
Total identifiable net assets	(56,915)
Goodwill	600,790
Total	$543,875

The fair value of financial assets includes accounts receivable with a contractual amount due of $32,806, which is expected to be collected in the full amount. The goodwill arising from the acquisition consists primarily of the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately). There were no acquisition-related costs related to this transaction.

The amounts of Contact Source Solutions' revenue and loss included in the accompanying consolidated statement of operations for the year ended December 31, 2018 totaled $1,266,071 and $(386,375), respectively, from the date of acquisition. The following pro forma information for 2018 is based on the assumption that the acquisition of Contact Source Solutions occurred on January 1, 2018:

December 31, 2018

Revenue	$1,298,239
Net income	(413,699)

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 4 - Business Combinations and Acquisitions (Continued)

H.P. Technologies

On March 22, 2018, the Company acquired 100 percent of the outstanding common shares of H.P. Technologies. The primary reason for the acquisition was to strengthen the commercial energy division and further diversify the Company's portfolio. The purchase price consisted of shares of the Company's restricted common stock and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition of H.P. Technologies:

Equity instruments (1,500,000 common shares of the Company)	$30,000
Stock guarantee liability	600,000
Fair value of total consideration transferred	$630,000

The fair value of the 1,500,000 shares issued as part of the consideration transferred for H.P. Technologies was determined on the basis of the value of shares trading near the time of acquisition.

Under the terms of the acquisition agreement, the former stockholders of H.P. Technologies are guaranteed that the issued shares will be worth $1 per share and $1,500,000 in the aggregate at March 22, 2020. The value of this guarantee was determined to be $600,000 at the time of acquisition. See Note 16 regarding the valuation methodology and key assumptions made in the determination of this liability at date of acquisition and at year end.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$76,132
Intangible asset - Trade names	131,000
Intangible asset - Customer contracts	240,000
Accrued liabilities	(130,095)
Total identifiable net assets	317,037
Goodwill	312,963
Total	$630,000

The goodwill arising from the acquisition consists primarily of the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately) and an assembled workforce. There were no acquisition-related costs related to this transaction.

The amounts of H.P. Technologies's revenue and loss included in the accompanying consolidated statement of operations for the year ended December 31, 2018 totaled $1,000,303 and $(30,000), respectively, from the date of acquisition. The following pro forma information for 2018 is based on the assumption that the acquisition of H.P. Technologies occurred on January 1, 2018:

December 31, 2018

Revenue	$1,469,104
Net income	43,266

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 4 - Business Combinations and Acquisitions (Continued)

Authority National Supply

On November 5, 2018, the Company acquired 100 percent of the member units of Authority National Supply. The primary reason for the acquisition was to strategically expand within the building supply distribution industry. The purchase price consisted of cash, shares of the Company's restricted common stock, and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition of Authority National Supply:

Cash	$55,000
Equity instruments (5,000,000 common shares of the Company)	750,000
Stock guarantee liability	1,700,000
Fair value of total consideration transferred	$2,505,000

The fair value of the 5,000,000 shares to be issued as part of the consideration transferred for Authority National Supply was determined on the basis of the value of other restricted shares issued at the date of the transaction. These shares were not issued until 2019; consequently, the Company has recorded the commitment to issue the shares as a liability as of December 31, 2018. This fair value of this share issuance liability has been measured based on the value of other restricted shares issued at the date of the transaction.

Under the terms of the acquisition agreement, the former members of Authority National Supply are guaranteed that the issued shares will be worth $1 per share and $5,000,000 in the aggregate at November 5, 2020. The value of this guarantee was determined to be $1,700,000 at the time of acquisition. See Note 16 regarding the valuation methodology and key assumptions made in the determination of this liability at date of acquisition and at year end.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$361,808
Accounts receivable	2,108,986
Property, plant, and equipment	19,709
Other assets	14,096
Accounts payable	(2,409,625)
Accrued liabilities	(66,043)
Total identifiable net assets	28,931
Goodwill	2,476,069
Total	$2,505,000

The fair value of financial assets includes accounts receivable with a contractual amount due of $2,108,986, which is expected to be collected in the full amount. The goodwill arising from the acquisition consists primarily of future business growth and the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately). Acquisition-related costs, which include legal, accounting, and valuation fees, totaled $68,261 and have been included in operating expenses in the accompanying consolidated statement of operations.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 4 - Business Combinations and Acquisitions (Continued)

The amounts of Authority National Supply's revenue and loss included in the accompanying statement of operations for the year ended December 31, 2018 totaled $2,599,576 and $160,223, respectively, from the date of acquisition. The following pro forma information for 2018 is based on the assumption that the acquisition of Authority National Supply occurred on January 1, 2018:

December 31, 2018

Revenue	$28,577,541
Net loss	(19,386)

Midwest Curtain Walls

On December 1, 2018, the Company acquired 100 percent of the outstanding common shares of Midwest Curtain Walls. The primary reason for the acquisition was to expand its penetration in the building materials segment, as well as geographic reach. At the time of purchase, the Midwest Curtain Walls shares were held in an estate that was not in a position to continue to manage the operations. The purchase price consisted of shares of the Company's restricted common stock, contingent consideration, and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition of Midwest Curtain Walls:

Equity instruments (2,000,000 common shares of the Company)	$300,000
Stock guarantee liability	750,000
Total	$1,050,000

The fair value of the 2,000,000 shares issued as part of the consideration transferred for Midwest Curtain Walls was determined on the basis of the value of other restricted shares issued at the time of acquisition.

All of the 2,000,000 shares issued in connection with this agreement are subject to a stock guarantee as follows. Under the terms of the acquisition agreement, the former members of Midwest Curtain Walls are guaranteed that 1,600,000 of issued shares will be worth $1.25 per share and $2,000,000 in the aggregate at December 1, 2020. The value of this guarantee was determined to be $600,000 at the time of acquisition. In addition, 400,000 shares issued to settle a shareholder loan are guaranteed to be trading at $1.00 per share or $400,000 in the aggregate at December 1, 2020. The value of this guarantee was determined to be $150,000 at the time of acquisition.

See Note 16 regarding the valuation methodology and key assumptions made in the determination of this liability at the date of acquisition and at year end.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 4 - Business Combinations and Acquisitions (Continued)

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$133,348
Accounts receivable	2,593,804
Inventory	25,006
Property, plant, and equipment	308,770
Other assets	19,103
Accounts payable	(1,450,245)
Accrued liabilities	(38,359)
Billings in excess of costs and estimated earnings	(1,115,766)
Debt	(491,427)
Total identifiable net assets	(15,766)
Goodwill	1,065,766
Total	$1,050,000

The fair value of financial assets includes accounts receivable with a contractual amount due of $2,593,804, which is expected to be collected in the full amount. The goodwill arising from the acquisition consists primarily of future business growth and the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately). Acquisition-related costs, which include legal, accounting, and valuation fees, totaled $21,800 and have been included in operating expenses in the accompanying consolidated statement of operations.

The amounts of Midwest Curtain Walls's revenue and loss included in the accompanying consolidated statement of operations for the year ended December 31, 2018 totaled $639,764 and $(300,000), respectively, from the date of acquisition. The following pro forma information for 2018 is based on the assumption that the acquisition of Midwest Curtain Walls occurred on January 1, 2018:

December 31, 2018

Revenue	$5,717,053
Net loss	(562,672)

Summary of 2018 and 2017 Activity

The table below summarizes the fair value of the total consideration transferred for the business combinations occurring in 2018 and 2017.

	2018	2017

Cash	$55,000	$750
Equity instruments	1,309,155	5,774
Stock guarantee liability	4,550,000	139,000
Fair value of total consideration transferred	$5,914,155	$145,524

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 4 - Business Combinations and Acquisitions (Continued)

The acquisition date fair values of the assets acquired and liabilities assumed for the business combinations are summarized as follows:

	2018	2017

Cash	$589,865	$453
Accounts receivable	4,742,748	24,200
Inventory	25,006	9,176
Property and equipment	328,479	-
Customer contracts	240,000	-
Trade names	131,000	-
Other assets	74,948	-
Accounts payable	(4,003,875)	(45,882)
Billings in excess of costs and estimated earnings	(1,115,766)	-
Accrued liabilities	(241,757)	(63,804)
Debt	(491,427)	-
Total identifiable net assets	279,221	(75,857)
Goodwill	5,634,934	221,381
Total	$5,914,155	$145,524

The following pro forma information for 2018 is based on the assumption that all of the acquisitions occurring above occurred on January 1, 2018:

December 31, 2018

Revenue	$37,029,769
Net loss	(987,657)

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 5 - Investment

On July 17, 2018, the Company acquired 20 percent of StemVax Therapeutics (StemVax) for 2.5 million common IVST shares and cash of $16,742 related to the anticipated requirements of pending license agreements, presently being negotiated by StemVax with Cedars-Sinai Medical Center (Cedars) in Los Angeles, California. Cedars owns intellectual property that StemVax requires to effectuate its business plan, and these license agreements would satisfy the business requirements. The license agreements were successfully executed. The investment has not been accounted for using the equity method, as the Company does not have significant influence over the entity. The investment is recorded at $141,742, which represents the cost incurred related to license agreements plus the value of IVST shares issued based on the trading value of $0.05 per share at the time of issuance or $125,000. This holding is not expected to generate revenue in the short term, but represents what the Company believes will be a substantially valuable intellectual property holding.

Note 6 - Property and Equipment

Property and equipment at December 31, 2018 are summarized as follows:

	Amount	Depreciable Life - Years

Machinery and equipment	$289,666	9
Transportation equipment	8,950	2
Furniture and fixtures	58,113	3-10
Computer equipment and software	18,785	3-5
Total cost	375,514
Accumulated depreciation	5,908
Net property and equipment	$369,606

Depreciation expense for 2018 was $5,908. There was no property or equipment in 2017.

Note 7 - Acquired Intangible Assets and Goodwill

Intangible assets of the Company at December 31, 2018 are summarized as follows:

	Gross Carrying Amount	Accumulated Amortization

Amortized intangible assets:
Customer contracts	$240,000	$12,000
Trade names	131,000	6,550
Total amortized intangible assets	$371,000	$18,550

There were no Intangible assets as of December 31, 2017. Amortization expense for 2018 totaled $18,550.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 7 - Acquired Intangible Assets and Goodwill (Continued)

Anticipated amortization expense for the years ending December 31 is as follows:

Years Ending	Amount

2019	$25,000
2020	25,000
2021	25,000
2022	25,000
2023	25,000
Thereafter	227,450
Total	$352,450

The changes in the carrying amount of goodwill (by reportable segment) are as follows:

	2018
	Commercial Solutions	Wholesale Purchasing	Total

Balance - January 1:
Goodwill	82,381	-	82,381
Less accumulated impairment losses	-	-	-
Opening goodwill - Net	$82,381	$-	$82,381
Current year activity:
Goodwill as a result of business acquisition	3,158,865	2,476,069	5,634,934
Remeasurement adjustment	139,000	-	139,000
Impairment losses	(402,764)	-	(402,764)
Ending goodwill - Net	$2,977,482	$2,476,069	$5,453,551
Balance - December 31:
Goodwill	3,380,246	2,476,069	5,856,315
Less accumulated impairment losses	(402,764)	-	(402,764)
Ending goodwill - Net	$2,977,482	$2,476,069	$5,453,551

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 7 - Acquired Intangible Assets and Goodwill (Continued)

	2017
	Commercial Solutions	Wholesale Purchasing	Total

Balance - January 1:
Goodwill	-	-	-
Less accumulated impairment losses	-	-	-
Opening goodwill - Net	$-	$-	$-
Current year activity:
Goodwill as a result of business acquisition	82,381	-	82,381
Ending goodwill - Net	$82,381	$-	$82,381
Balance - December 31:
Goodwill	82,381	-	82,381
Less accumulated impairment losses	-	-	-
Ending goodwill - Net	$82,381	$-	$82,381

Each reportable segment noted above is a specific reporting unit for goodwill impairment testing purposes. Goodwill is reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit's carrying amount is greater than its fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, a goodwill impairment loss of $402,764 was recognized in 2018. Each reporting unit had a zero or negative carrying amount at December 31, 2018 and 2017.

Note 8 - Line of Credit

Midwest Curtain Walls has a line of credit agreement with a bank to borrow up to $1,500,000 to support working capital needs. Interest is payable monthly at the one-month LIBOR plus 2.75 percent (an effective rate of 5.25 percent at December 31, 2018). The line of credit is collateralized by all assets of Midwest Curtain Walls. The balance outstanding on this line of credit was $348,640 at December 31, 2018.

In January 2019, the Company entered into a forbearance agreement with the bank (see Note 9), which prohibited additional borrowings under the line of credit. Additionally, the line of credit which was to be repaid in monthly principal payments of $50,000 through August 2019 and a final payment of $48,640 due in September 2019. This final payment has not yet been paid and the company is currently finalizing payments for early 2020.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 9 - Notes Payable

Notes payable at December 31 are as follows:

	2018	2017

Midwest Curtain Walls - Notes payable to bank with interest ranging from 4.5 and 4.85 percent and due in full in September 2019. Secured by specific equipment	$138,584	$-
IVST - Unsecured working capital note payable to a related party (TN3, LLC) with interest of 7 percent. This note matured in July 2018	-	34,608
IVST - Unsecured working capital note payable with interest at 7 percent. This note matured in July 2018	-	6,992
Total	$138,584	$41,600

Ownership transitions before the acquisition of Midwest Curtain Walls and the acquisition of Midwest Curtain Walls by IVST have caused the note payable and the line of credit to be in default, and remedied through a forbearance agreement entered into in January 2019. The note was required to be paid in full by September 2019 as a result of the conditions of the forbearance. Accordingly, the note payable has been classified as a current liability. This final payment has not yet been paid and the company is currently finalizing payments for early 2020.

Interest expense for 2018 and 2017 was $25,696 and $4,150, respectively.

Note 10 - Revenue Recognition

The following table shows revenue from contracts with customer by business segments. Predominately all revenue is derived from customers within the midwestern part of the United States. Revenue from customized goods within the Construction and Building Materials segment is derived from one customer contract.

	2018
Segments	Commercial Solutions	Wholesale Purchasing	Total
Major goods/service lines:
Goods	$1,673,745	$2,599,576	$4,273,321
Services & Other	2,272,381		2,272,381
Total	$3,946,126	$2,599,576	$6,545,702
Timing of revenue recognition:
Point in time	$2,609,126	$2,599,576	$5,208,702
Over time	1,337,000		1,337,000
Total	$3,946,126	$2,599,576	$6,545,702

Revenue for 2017 was only derived from sale of goods and was recognized at a point in time.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 10 - Revenue Recognition (Continued)

Contract Liabilities

Contract liabilities consist of billings in excess of costs and estimated earnings, as presented on the consolidated balance sheet. The following table provides information on the changes in the balance of contract liabilities for the year ended December 31, 2018:

Opening balance	$-
Cash received	269,382
Acquired in business combination	1,115,766
Less revenue recognized from continuing operations (net of returns, allowances, etc.) - From satisfaction of performance obligations in the current period	138,676
Closing balance	$1,523,824

Total contract liabilities increased by $1,523,824 during the year ended December 31, 2018. The increase was primarily due to businesses acquired during 2018.

Performance Obligations

Revenue that is expected to be recognized related to performance obligations that have not been fully satisfied as of December 31, 2018 totals $4,880,029 and is expected to be realized during 2019.

Note 11 - Business Segment Information

Innovest Global, Inc. has three two reportable segments: Commercial Solutions & Wholesale Purchasing. construction and building materials, energy services, and call center services. The construction and building materials segment designs and manufactures nonstructural window solutions for commercial building contractors and acts as an agent leveraging the combined purchasing power of its customers in securing vendor pricing for construction-related supplies. The energy segment provides energy broker services for both residential and commercial businesses throughout Ohio and designs and installs energy-efficient lighting solutions. The call center services segment provides inbound and outbound call center services to commercial and industrial clients primarily in Ohio and is currently serving the medical supplies sector. The Commercial Solutions segment provides products and services, including energy, building materials, call center services and safety supplies, to companies within various commercial markets including manufacturing, municipalities and construction. This segment includes the following operating divisions: Innovest Energy Group, Midwest Curtainwalls, Contact Source Solutions and Chagrin Safety Supply. The Wholesale Purchasing segment is composed of Authority National Supply, which is a national distributor of roofing, windows, fasteners and associated tools and accessories.

Innovest Global, Inc.'s reportable segments are strategic business units that offer different product and service offerings. They are managed separately because each business requires different technology and marketing strategies. All of the businesses were acquired individually, and the management at the time of the acquisition was retained if possible.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 11 - Business Segment Information (Continued)

The following table provides selected information as of and for the year ended December 31, 2018. Reportable segments did not exist prior to 2018.

	Commercial Solutions	Wholesale Purchasing	Corporate	Eliminations	Total
Revenue from external customers	3,940,120	2,599,576	12,006	(6,000)	6,545,702
Interest revenue	-	-	1,635	-	1,635
Interest expense	25,688	7	1	-	25,696
Depreciation and amortization	23,164	1,294	-	-	24,458
Operating income (loss)	(387,452)	(40,216)	(2,219,002)	-	(2,646,670)
Noncash charge for adjustment to fair value of stock guarantee	2,110,000	120,000	-	-	2,230,000
Segment profit (loss)	(2,523,140)	(160,223)	(2,217,368)	-	(4,900,731)

Goodwill	2,977,482	2,476,069			5,453,551
Segment assets	7,245,696	5,006,648	624,823	(123,500)	12,753,667

Note 12 - Operating Leases

The Company is obligated under operating leases primarily for facilities, expiring at various dates through 2023. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs. Total rent expense under these leases was $73,420 and $0 for 2018 and 2017, respectively.

Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount

2019	$206,188
2020	164,188
2021	141,046
2022	141,046
2023	141,046
Total	$793,514

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 13 - Income Taxes

The components of the income tax provision included in the consolidated statement of operations are all attributable to continuing operations and are detailed as follows:

	2018	2017

Current income tax expense (recovery)	$-	$-
Deferred income tax recovery	(1,022,045)	(33,578)
Change in valuation reserve	1,022,045	33,578
Total income tax expense (recovery)	$-	$-

	2018	2017

Income tax recovery, computed at 21 percent of pretax loss	$(1,028,871)	$(26,100)
Effect of nontaxable income	6,826	-
Increase in valuation reserve	1,022,045	33,578
Changes to statutory tax rates	-	(14,935)
Other	-	7,457
Total provision for income taxes	$-	$-

The details of the net deferred tax asset (liability) are as follows:

	2018	2017

Deferred tax assets:
Contingent consideration - Stock guarantee liability	$625,800	$-
Net operating loss and tax credit carryforward	518,448	52,273
Other	102.097	-
Gross deferred tax assets	1,246,345	52,273
Valuation allowance recognized for deferred tax assets	(1,225,987)	(52,273)
Net deferred tax assets	20,358	-
Deferred tax liabilities:
Depreciation and amortization	(20,358)	-
Gross deferred tax liabilities	(20,358)	-
Net deferred tax asset (liability)	$-	$-

The Company has approximately $2,469,000 of net operating loss carryforwards available to reduce future income taxes that have no expiration.

Realization of deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of loss carryforwards. Due to uncertainty as to the realization of the net operating loss carryforwards, a valuation allowance has been recorded against the related deferred tax assets.

The valuation allowance increased by $1,022,045 from current year operating results and increased an additional $151,669 as a result of a valuation allowance established at acquisition related to Midwest Curtain Walls.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 14 - Stockholders' Equity

Stock Compensation and Other Stock Awards

During 2018, the Company issued 16,365,000 shares of its restricted common stock to employees and service providers. A total of 7,975,000 shares were issued to employees, officers, or directors of the Company, and 8,390,000 shares were issued for consulting services to nonemployees. The fair value of the shares issued was determined based on actual transactions of the Company's stock occurring around the time the shares were granted and resulted in a $631,575 increase to equity and a charge to operations for the year ended December 31, 2018. All of the stock awards granted in 2018 were fully vested upon issuance. No stock-based awards were granted in 2017.

Common and Preferred Stock

During 2018, the Company converted 500,000 shares of preferred stock into 50,000,000 shares of common stock. The 50,000,000 were then canceled prior to December 31, 2018.

Note 15 - Fair Value Measurements

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

Fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets and other inputs, such as interest rates and yield curves, that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset or liability.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 15 - Fair Value Measurements (Continued)

The following tables present information about the Company’s assets and liabilities measured at fair value at December 31, 2018 and 2017.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets
Cash and cash equivalents	$804,527	$-	$-
Accounts receivable	5,446,065	-	-
Total assets	$6,250,592	$-	$-
Liabilities
Accounts payable	$3,568,526	$-	$-
Bank line of credit	348,640	-	-
Note payable	138,584	-	-
Stock guarantee (Note 16)	-	-	6,919,000
Total liabilities	$4,055,750	$-	$6,919,000

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 16 - Stock Guarantee Liability

In connection with business combinations (see Note 4), Innovest Global, Inc. has recorded contingent consideration in the form of a guaranteed stock price at a future date. Should the stock price not reach the guaranteed market price by the agreed-upon date, the Company has generally guaranteed the difference in the form of issuance of additional shares of stock. The maximum potential payments under these guarantees are equal to the number of shares multiplied by the guaranteed stock price. The Company has recorded a stock guarantee liability upon issuance of the guarantee and has adjusted the fair value at December 31, 2018. Adjustments to the liability are recorded in the accompanying consolidated statement of operations as nonoperating expense.

This liability is measured at fair value on a recurring basis using Level 3 fair value measurements. Specifically, the Company has estimated the fair value using a Monte Carlo simulation that is affected by the Company’s stock price, as well as assumptions regarding a number of complex and subjective variables. Changes to contingent consideration obligations can result from movements in publicly traded stock prices of IVST, adjustments to discount rates, expected stock price volatility, estimated dividend rates, estimated counterparty risk, periods, and updates in the assumed achievement or timing of exceeding any target stock price. The assumptions related to determining the value of a contingent consideration include a significant amount of judgment, and any changes in the assumptions could have a material impact in any given period. In determining the fair value, the Company used the following significant unobservable inputs:

●	Expected stock price volatility - 75 percent
●	Risk-free interest rate - Ranges from 1.89 percent to 3.19 percent
●	Counterparty credit risk (discount rate) - 30 percent
●	Dividend rate - 0 percent

The following table reconciles the opening and closing balance of the stock guarantee liability for 2018. There was no activity in 2017.

Acquiree	Fair Value at January 1, 2018	Amounts Recognized in Business Combinations	Fair Value Adjustments Recognized in Earnings	Fair Value at December 31, 2018

Chagrin Safety Supply	$-	$139,000	$90,000	$229,000
Shepherd Energy	-	1,000,000	1,470,000	2,470,000
Contact Source Solutions	-	500,000	560,000	1,060,000
H.P. Technologies	-	600,000	20,000	620,000
Authority National Supply	-	1,700,000	120,000	1,820,000
Midwest Curtain Walls	-	750,000	(30,000)	720,000
	$-	$4,689,000	$2,230,000	$6,919,000

On March 18, 2019, the Company entered an agreement to issue 1,500,000 restricted common shares in exchange for the cancellation of the stock guarantee related to the Shepherd Energy, LLC acquisition, whereby the 5,790,000 shares were guaranteed to have a trading value of $1 per share by December 2019. This share issuance settles a stock liability of $2,470,000 at December 31, 2018.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 17 - Related Party Transactions

The officers and directors of the Company are involved in other business activities. They may face a conflict of interests between the Company and other business interests. The Company has not formulated a policy to address such conflicts.

One of the members that participates in the purchasing program at Authority National Supply is owned by an individual who is the CEO of Authority National Supply.

The prior owners of the business, Contact Source Solutions, are independent contractors to the Company providing business consultation services on the call center business.

TN3, LLC is a company owned and controlled by the Company's chairman and CEO, Daniel Martin. TN3, LLC is also a significant shareholder of IVST. As of December 31, 2017, there was a loan payable to TN3, LLC, which was paid off in 2018, as described in Note 9.

Note 18 - Retirement Plans

Midwest Curtain Walls sponsors a 401(k) plan for substantially all employees who meet certain age and length of service requirements. The plan allows for the Company to make a discretionary matching contribution. There were no contributions made by the Company to the plan in 2018 or 2017.

Note 19 - Subsequent Events

Subsequent to December 31, 2018 (January 1, 2019), the Company acquired certain contracts and assets from Primary Metering Solutions, LLC. The transaction was accounted for as an asset acquisition and recorded at cost of $175,000. The consideration transferred included $25,000 of cash and the issuance of 1,000,000 restricted shares of the Company's common stock. The fair value of the shares issued was determined on the basis of the value of other restricted shares issued at the time of the acquisition. The transaction was completed in order to provide additional growth opportunities for the Energy segment.

In May 2019, Midwest Curtain Walls entered into a new lease agreement for properly located in Cleveland, Ohio to serve as the Company’s new manufacturing and fabrication facility. The prior lease obligation expired in 2016 and the Company was in need of a larger space to support the anticipated growth of the business going forward.

At the time of acquisition, Midwest Curtain Walls, had entered into a sales contract for a large commercial project. In the third quarter 2019, disputes arose among Midwest, the customer, and subcontractors which involved the subcontractor performing and billing in excess of contracted amounts which resulted in the customer withholding certain accounts receivable. The Midwest sales obligation does not permit the suspension of work during such disputes which resulted in being contractually obligated to continue the project and seek remedy for these disputes only after completion. To cover the shortfalls created by the disputes, Midwest triggered mechanisms provided by the bond agreement to fund the project working capital requirement. As of September 30, 2019, the bond liability on the balance sheet is $5,630,755. Given the timing for when the sales obligation was initiated which was prior to Innovest Global’s acquisition of Midwest Curtain Walls, Midwest Curtain Walls has assumed the bond liability as it is entitled to the receivables that have been withheld in support of the associated liability.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 19 - Subsequent Events (Continued)

In order to achieve the working capital required to accommodate rapid growth, Innovest Global initiated a strategy to obtain short term cash flow in exchange for a lien on the accounts receivable balances of the Company and its subsidiaries. In the second and third quarter of 2019, Innovest entered into a variety of transactions which pre-sold future accounts receivable by receiving deposits on those future receivables in exchange for a discount on them to the purchasers. The payoff timeline was approximately four months. In the fourth quarter 2019, Innovest began working with a third party to retire the outstanding balances, and subsequently terminated payments to the lien holders. This caused the agreements to default, but the company has plans to finalize payments and lien releases in early 2020.

In 2019, the Company created an Equity Incentive Plan to provide stock-based compensation to employees. The Plan allows for the issuance of Incentive Stock Options, Non-qualified Stock Options and Restricted Stock units to participants eligible under the plan. The plan was approved by the Board of Directors on December 31, 2019 and no awards had yet to be issued in 2019.

Innovest Global, Inc.

Consolidated Financial Report

September 30, 2019 & 2018

Innovest Global, Inc.

Contents

Consolidated Financial Statements
Balance Sheet	F-38 - F-39
Statement of Income (Loss)	F-40
Statement of Stockholders' Equity (Deficit)	F-41
Statement of Cash Flows	F-42
Notes to Consolidated Financial Statements	F43 - F-63

Innovest Global, Inc.

Consolidated Balance Sheet

	Period Ended September 30,
	2019	2018

Current Assets:
Cash and cash equivalents	$614,988	$390,186
Accounts receivable:
Trade	7,840,023	320,863
Retentions	843,922
Inventory	40,925	4,915
Cost in excess of billings	6,300,554	-
Backlog	-	-
Subscription Receivable	-	-
Notes Receivable	-	25,000
Prepaid expenses and other current assets	8,286	116,271
Total current assets	$15,648,697	$857,235

Property and Equipment – Net (Note 6)	309,170	-
Goodwill (Note 7)	5,295,770	82,381
Intangible Assets ‑ Net (Note 7)	324,000	-

Other Assets:
Leasehold Improvements	5,000	-
Investment (Note 5)	141,742	-
Deposits	-	-
Other noncurrent assets	12,410	132,000
Total other assets	$159,152	$132,000

Total assets	$21,736,788	$1,071,616

See notes to consolidated financial statements.

Innovest Global, Inc.

Consolidated Balance Sheet (Continued)

	Period Ended September 30,
	2019	2018
Current Liabilities:
Accounts payable	9,815,323	320,026
Billings in excess of cost and estimated earnings	-	-
Bank line of credit (Note 8)	348,640	-
Current portion of LT Debt	-	-
Notes payable (Note 9)	107,576	-
Bond Payable (Note 10)	5,630,755	-
Deposit on Assets (Note 11)	644,695	-

Accrued and other current liabilities:
Accrued Compensation	236,184	-
Deferred Compensation	-	-
Accrued Expenses	24,769	12,472
Other accrued liabilities	395,929	165,779
Total current liabilities	$17,203,870	$498,277

Shareholder Loan Payable (Note 15)	162,300
Stock Guarantee Liability (Notes 4 and 14)	4,449,000
Share Issuance Liability (Note 4)	750,000
Other Long Term Liabilities	44,812
Total liabilities	$22,609,982	$498,277

Stockholders' Equity (Deficit):
Common stock, par value $0.001 per share: Authorized shares: 500,000,000 in 2018 and 2017 Issued and outstanding shares: 148,338,959 at September 30, 2019 and 109,188,071 at September 30, 2018	148,339	109,188
Preferred stock, par value $0.001 per share: Authorized shares: 10,000,000 in 2019 and 2018 Issued and outstanding shares: 1,250,000 at September 30, 2019 and 1,250,000 at September 30, 2018	1,250	1,250
Stock subscriptions, common shares: 0 at September 30, 2019 and 16,193,183 at September 30, 2018	-	312,000
Additional paid‑in capital	3,884,973	996,453
Retained deficit	(4,907,756)	(845,552)
Total stockholders' equity (deficit)	$(873,194)	$573,339

Total liabilities and stockholders' equity (deficit)	$21,736,788	$1,071,616

See notes to consolidated financial statements.

Innovest Global, Inc.

Consolidated Statement of Income (Loss)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Net Sales	$17,638,128	$1,064,152	$47,423,657	$2,874,323
Cost of Sales	15,218,258	602,351	44,516,698	1,512,362
Gross Profit	$2,419,870	$461,801	$2,906,959	$1,361,961

Operating Expenses	1,887,907	722,978	5,086,633	1,993,443
Operating Income / (Loss)	$531,963	$(261,177)	$(2,179,674)	$(631,482)

Non-operating Income (Expenses)
Interest income
Other income	(2,792)	8,380	68,162	31,950
Loss on Asset Sale - A/R	(135,798)	-	(384,755)
Fair value adjustment for stock guarantee liability credit	-	-	2,470,000
Total nonoperating income	(138,589)	8,380	2,153,407	31,950

Consolidated Net Profit/(Loss)	$393,374	$(252,797)	$(26,267)	$(599,532)

Net Gain/(Loss) Per Share ‑ Basic	$0.003	$(0.002)	$(0.000)	$(0.005)
Net Gain/(Loss) Per Share ‑ Diluted	$0.001	$(0.001)	$(0.000)	$(0.003)

Weighted average Common Shares Outstanding ‑ Basic	148,338,959	109,188,071	148,338,959	109,188,071
Weighted average Fully Diluted Common Shares	273,338,959	234,188,071	273,338,959	234,188,071

See notes to consolidated financial statements.

Innovest Global, Inc.

Consolidated Statement of Stockholders' Equity (Deficit)

	Common Stock	Preferred Stock	Stock Subscriptions	Additional Paid‑in Capital	Accumulated Deficit	Total
Balance ‑ December 31, 2018	$141,050	$1,250	$342,000	$3,432,969	$(5,197,499)	$(1,280,230)

Consolidated net loss	-	-	-	-	289,743	289,743
Issuance of common shares	7,289	-	-	-	-	7,289
Stock subscriptions issued	-	-	(342,000)		-	(342,000)

Balance – September 30, 2019	$148,339	$1,250	$-	$3,884,973	$(4,907,756)	$(1,325,198)

See notes to consolidated financial statements.

Innovest Global, Inc.

Consolidated Statement of Cash Flows

	Nine Month Period Ended September 30,
	2019	2018

Net Gain/ (Loss)	$(26,267)	$(599,532)

Cash Flows from Operating Activities
Depreciation & Amortization	78,437	-
Adjustment for stock guarantee liability	(2,470,000)	-
Change in non current assets	16,762	-
Changes in operating assets and liabilities that (used) provided cash and cash equivalents:
Accounts receivable	(3,875,241)	(322,415)
Inventory	(10,554)	979
Costs and estimated earnings in excess of billings	(6,300,554)	-
Prepaid expenses and other assets	117,897	(116,271)
Accounts payable	6,237,644	363,937
Accrued expenses	106,785	12,472
Billings in excess of costs and estimated earnings	(1,523,824)	-
Accrued and other liabilities	235,958	51,183
Net cash used in operating activities	(7,412,957)	(609,647)

Cash Flows from Investing Activities
Leasehold Improvements	(5,000)	-
Investment in StemVax		(17,500)
Net cash provided by (used in) investing activities	(5,000)	(17,500)

Cash Flows from Financing Activities
Proceeds on stock subscriptions	342,000	1,013,500
Proceeds from bond payable (Note 10)	5,630,755	-
Proceeds from cash advances (deposit on assets) (Note 11)	644,695	-
Proceeds from shareholder loan (Note 15)	162,300	-
Proceeds from stock issuances	459,293
Net cash provided by financing activities	7,239,042	1,013,500

Net Increase in Cash and Cash Equivalents	$(178,915)	$386,353

Cash and Cash Equivalents – Beginning of Period	$793,903	$3,833
Cash and Cash Equivalents – End of Period	$614,988	$390,186

See notes to consolidated financial statements.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 1 - Nature of Business

Innovest Global, Inc. (the “Company” or “IVST”) was formed in 1999 as International Sports Marketing Group, Inc. In August 2016, after a series of transactions, the Company’s ownership, name, and business plan was changed to operate as a diversified industrials company with biotechnology holdings.

Innovest Global is a diversified industrial company providing value-added solutions across multiple business sectors. The Company is reported into two segments, Commercial Solutions and Wholesale Purchasing. The Company’s Commercial Solutions segment is a fabricator of large curtainwall systems and provides energy consumption solutions for high-use commercial and industrial customers to lower demand, improve utilization and drastically reduce spending. The Wholesale Purchasing segment includes a distributor of building supplies to independent building materials providers.

Commercial Solutions

The Commercial Solutions segment provides products and services, including energy, building materials, call center services and safety supplies, to companies within various commercial markets including manufacturing, municipalities and construction. This segment includes the following operating divisions further described below: Innovest Energy Group, Midwest Curtainwalls, Contact Source Solutions and Chagrin Safety Supply.

Innovest Energy Group creates solutions which are custom-tailored to drastically reduce customers energy spend, protect infrastructure investment, and provide sources of project funding. The energy services business also includes energy broker services for both residential and commercial businesses throughout Ohio.

Midwest Curtainwalls provides building material solutions in the commercial industry. For nearly 50 years, the company has designed, engineered and manufactured non-structural curtainwall solutions for large commercial building development.

This segment also includes two other operating companies, Contact Source Solutions, LLC and Chagrin Safety Supply, LLC. Contact Source Solutions provides inbound and outbound call center services to commercial and industrial clients. Chagrin Safety Supply is a leading supplier of personal protection equipment, apparel and safety supplies serving the medical, dental, industrial and construction industries.

Wholesale Purchasing

The Wholesale Purchasing segment is composed of Authority National Supply, which is a national distributor of roofing, windows, fasteners and associated tools and accessories. Authority National Supply was established to create purchasing power amongst a group of independent building material providers by obtaining discounts from suppliers based on the collective buying power of its members.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 2 - Significant Accounting Policies

             Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

Going Concern

The Company has a history of recurring losses that has resulted in a stockholders' deficit of $873,194 as of September 30, 2019 and $1,280,230 as of September 30, 2018. For the nine month period ended September 30, 2019, the Company had a loss of $26,267 and used net cash of $7,412,957 in operating activities. The Company was able to obtain $7,239,042 from financing activities largely through a Bond Payable (see Note 10). For the nine month period ended September 30, 2018, the Company recognized a net loss of $599,532 and used net cash of $609,647 in operating activities.

The Company's consolidated financial statements are prepared assuming that the Company will continue as a concern. This assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business, raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Management plans to additionally increase cash flow by acquiring and/or developing profitable businesses that will create positive income from operations, obtaining debt through loans from directors, and/or issuing common shares. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees whatsoever that the Company will be successful in consummating such actions on acceptable terms, if at all. Moreover, any such actions can be expected to result in substantial dilution to the existing shareholders of the Company.

Principles of Consolidation

The financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 2 - Significant Accounting Policies (Continued)

Concentration of Cash

The company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash.

Trade Accounts Receivable

Accounts receivable are stated at net invoice amounts. Based on management's review of outstanding receivable balances and historical collection information, management's best estimate is that all balances will be collected. Accordingly, the Company has not established an allowance for doubtful accounts.

Inventory

Inventory is stated at the lower of cost or net realizable value, with cost determined on the weighted-average method. Inventory only consists of finished goods.

Management has reviewed inventory quantities and determined that no allowance for obsolete and excess inventory is necessary. Throughout the year, inventory identified as obsolete or excess is written off. The Company will continue its policy of regularly reviewing inventory quantities on hand based on related service levels and functionality. The carrying cost will be reduced to estimated net realizable value for inventories in which their cost exceeds their utility due to changes in marketing and sales strategies, obsolescence, changes in price levels, or other causes.

Property and Equipment

Property and equipment are recorded at cost. Assets are depreciated over their estimated useful lives using the straight-line method. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Goodwill

The recorded amounts of goodwill from business combinations are based on management's best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed at least on an annual basis for impairment. It is at least reasonably possible that management’s estimates about the fair value of goodwill could change in the near term and that such changes could materially affect amounts reported in the financial statements.

During 2018, management determined that the carrying amount of the H.P. Technologies exceeded its fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, a goodwill impairment loss of $25,169 was recognized in 2018.

Intangible Assets

Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. Intangible assets consist of trade names and customer lists and are amortized over 15 years.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 2 - Significant Accounting Policies (Continued)

Revenue Recognition

The Company's revenue is derived primarily from part sales, services, and the design and manufacture of custom products. These revenue streams are described below relative to each operating component. Transaction prices are specified in each contract and are not typically variable. If the consideration agreed to in a contract includes a variable amount, the Company will estimate the amount of consideration it expects to be entitled to in exchange for transferring the promised goods or services to the customer.

Commercial Solutions

Within the Commercial Solutions segment, the Company has performance obligations for providing lighting, curtainwall design and installation services. The Company recognizes revenue as costs are incurred (the input method), which best measures progress and results in a right to payment. The production cycle for customer contracts in the Energy space is generally less than three months. The Company uses standard, generally accepted payment terms; customers typically pay upon completion of the service or are billed. There are no significant obligations for warranties, refunds, or similar obligations. In some situations, the Company bills customers and collects cash prior to the satisfaction of the performance obligation, which results in the Company recognizing contract liabilities.

For the manufacturing of custom commercial curtainwall solutions, the Company has performance obligations for the window solution that are recognized over time based on the contract terms. The Company recognizes revenue as costs are incurred (the input method), which best measures progress and results in a right to payment. The production cycle for customer contracts is generally less than 12 months. The Company uses standard, generally accepted payment terms; customers either pay at delivery of the product or are billed upon milestones achieved. A portion of amounts billed are held back as retainage and are generally paid upon project completion. Warranty terms cover the product workmanship and guarantee the product work as intended.

The Company also acts as an energy broker connecting residential and commercial businesses with the lowest cost provider. This revenue is recorded as earned each month based on the commission schedule agreed to with each energy (gas or electric) distributor.

For distributed part sales, the Company has a performance obligation to deliver goods in accordance with the terms and conditions of the contract. Revenue is recognized at a point in time when the Company transfers control to customers, either evidenced by shipment or delivery to customer when title and risk of loss pass. The Company uses standard, generally accepted payment terms, which require payment upon delivery or within 30 days. There are no significant obligations for refunds, warranties, or similar obligations.

For call center services, the Company has performance obligations for providing staffing resources and recognizes revenue on a monthly basis based on staff hours spent. The customer is invoiced monthly and has 30-day payment terms.

Wholesale Purchasing

The Company distributes building supplies to vendors and leverages the purchasing power of the group to those participating. Revenue is recognized at a point in time based on when the products are shipped. As the Company is primarily responsible for fulfilling the obligation with the ability to establish the price and inventory risk, the Company is determined to be the principal in the transaction.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 2 - Significant Accounting Policies (Continued)

Income Taxes

A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial reporting and tax accounting.

Stock Subscriptions

Stock subscriptions that are paid subsequent to year end but before the date the financial statements are issued for each respective year are treated as receivables in the current assets section on the consolidated balance sheet rather than a deduction from equity.

Earnings per Share

Basic loss per share is based on the weighted-average number of common shares outstanding during the year. Diluted loss per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants and the conversion of notes payable to common stock, if applicable. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered antidilutive and, thus, are excluded from the calculation.

Restricted Stock Awards

Stock issued to employees and to nonemployees for services consumed by the company are recognized compensation expense or as applicable operating expenses based on the fair value of the stock on the grant date of the shares issued. See Note 14 for more information.

Shipping and Handling Costs

Shipping and handling costs are recorded as costs of sales as they are incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 2 - Significant Accounting Policies (Continued)

Upcoming Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases, which supersedes the current lease accounting requirements. This standard requires a lessee to record on the balance sheet the assets and liabilities for the rights and obligations created by leases with lease terms of more than 12 months. In addition, this standard requires lessees to disclose certain key information about lease transactions. Upon implementation, an entity’s lease payment obligations will be recognized at their estimated present value along with a corresponding right-of-use asset. Lease expense recognition will be generally consistent with current practice. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which simplifies adoption of the new lease accounting requirements by allowing an additional transition method that will not require restatement of prior periods and providing a new practical expedient for lessors to avoid separating lease and non-lease components within a contract if certain requirements are met. The provisions of this guidance must be elected upon adoption of the new lease accounting requirements, which will be effective for interim and annual periods beginning after December 15, 2018.

We will adopt the standard as required on January 1, 2019 and use that date as our date of initial application of the guidance. Consequently, we will not update previously reported financial information, and the disclosures under the new standard will not be provided for dates and periods prior to January 1, 2019. We will elect all of the practical expedients available under the transition guidance. The new standard also provides practical expedients for ongoing accounting. We will elect the short-term lease recognition exemption for all leases that qualify. This means we will not recognize right-of-use assets or lease liabilities for those leases. We will also elect the practical expedient to not separate lease and non- lease components for all of our leases.

We expect that this standard will have a material impact on our financial statements. While we continue to assess all of the effects of adoption, we currently believe the most significant effects relate to the recognition of new right-of-use assets and lease liabilities on our consolidated balance sheet for our real estate operating leases and the significant new required disclosures regarding our leasing activities. Upon adoption, we expect to recognize additional operating lease liabilities of approximately $700,000, with corresponding right-of-use assets for the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments. The ASU includes changes to the accounting and measurement of financial assets, including the Company's accounts receivable, by requiring the Company to recognize an allowance for all expected losses over the life of the financial asset at origination. This is different from the current practice where an allowance is not recognized until the losses are considered probable. The new guidance will be effective for the Company's year ending December 31, 2020. Upon adoption, the ASU will be applied using a modified retrospective transition method to the beginning of the earliest period presented. Early adoption is permitted for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact this standard will have on the financial statements.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 3 - New Accounting Principles

ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606)

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the guidance for revenue recognition. This amendment contains principles that require an entity to recognize revenue to depict the transfer of promised goods and services to customers at an amount an entity expects to be entitled to in exchange for those promised goods or services. The Company adopted this amendment on January 1, 2018, using the modified retrospective method for all contracts for which performance was not completed as of January 1, 2018. There was no adjustment to opening equity as a result of the adoption of ASC 606, as there was no change to recognizing revenue from current practice. See also Note 10 for additional details on revenue recognition.

ASU No. 2016-01, Financial Instruments (Topic 825)

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU covers various changes to the accounting, measurement, and disclosures related to certain financial instruments, including requiring equity investments to be accounted for at fair value with changes recorded through earnings, the use of the exit price when measuring fair value, and disaggregation of financial assets and liabilities by category for disclosure purposes. The ASU also provides guidance on the accounting treatment for measurement of equity investments that do not have a readily determinable fair value. This new guidance is effective for the Company's year ended December 31, 2018. See Note 5 for the impact this standard has on the financial statements.

ASU No. 2017-04, Intangibles - Goodwill (Topic 350)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment. The standard simplifies the subsequent measurement of goodwill, requiring only a single-step quantitative test to identify and measure impairment based on the excess of a reporting unit's carrying amount over its fair value, instead of the current two-step test. A qualitative assessment may still be completed first to determine if a quantitative impairment test is required. While this standard is effective on a prospective basis for fiscal years beginning after December 15, 2019 for public business entities, the Company has decided to early adopt the standard as of December 31, 2018 in assessing goodwill impairment. See Note 7 for the impact this standard has on the financial statements.

ASU No. 2018-07, Compensation - Stock Compensation (Topic 718)

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Based Payment Accounting (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting. This amendment expands the scope of Topic 718 to include nonemployee awards for acquiring goods and services from nonemployees. This amendment treats employee and nonemployee stock-based awards the same, which is to measure the transaction at the grant-date fair value of the equity instruments that the entity is obligated to issue when the good has been delivered or the service has been rendered. While the standard is effective for fiscal years beginning after December 15, 2018, the Company has decided to early adopt the standard to account for its stock-based awards in order to simplify measurement processes as of January 1, 2018. See Note 14 for the impact this standard has on the financial statements.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 4 - Business Combinations

Chagrin Safety Supply

On October 23, 2017, the Company entered into an asset purchase agreement with Chagrin Safety Supply, pursuant to which the Company purchased substantially all the assets and assumed certain liabilities of Chagrin Safety Supply. The complementary strength of certain company businesses are expected to create product and distribution synergies. The Company is expected to gain entry into new product categories by the association with other commercial companies acquired. The purchase price consisted of cash, shares of the Company's restricted common stock, and a stock guarantee.

Cash	$750
Equity instruments (750,000 common shares of the Company)	5,774
Stock guarantee liability	139,000
Fair value of total consideration transferred	$145,524

The fair value of the 750,000 shares issued as part of the consideration transferred for Chagrin Safety Supply was determined on the basis of the value of shares trading near the time of acquisition.

Under the terms of the acquisition agreement, the former stockholders of Chagrin Safety Supply are guaranteed that the value of the 750,000 shares issued will be trading at $1 per share by the fourth anniversary of the acquisition, or October 23, 2021. The value of this guarantee was determined to be $139,000 at the time of acquisition. This amount has been included in the total consideration transferred and the goodwill recognized. See Note 14 regarding the valuation methodology and key assumptions made in the determination of this liability at date of acquisition and at year end.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$453
Accounts receivable	24,200
Inventories	9,176
Accounts payable	(45,882)
Accrued liabilities	(63,804)
Total identifiable net assets	(75,857)
Goodwill	221,381
Total	$145,524

The fair value of financial assets includes accounts receivable with a contractual amount due of $24,200, which is expected to be collected in the full amount. The goodwill arising from the acquisition consists primarily of the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately). There were no acquisition costs related to this transaction.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 4 - Business Combinations (Continued)

Shepherd Energy

Effective on January 1, 2018, the Company acquired 100 percent of the equity of Shepherd Energy, LLC (Shepherd Energy). The primary reason for the acquisition was to launch a commercial energy division and further diversify the Company's portfolio. The purchase price consisted of shares of the Company's restricted common stock and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition of Shepherd Energy:

Equity instruments (5,790,000 common shares of the Company)	$185,280
Stock guarantee liability	1,000,000
Fair value of total consideration transferred	$1,185,280

The fair value of the 5,790,000 shares issued as part of the consideration transferred for Shepherd Energy was determined on the basis of the value of shares trading near the time of acquisition.

Under the terms of the acquisition agreement, the former stockholders of Shepherd Energy had been guaranteed that the issued stocks will be worth $1 per share and $5,790,000 in the aggregate at December 28, 2019. The value of this guarantee was determined to be $1,000,000 at the time of acquisition. See Note 14 regarding the valuation methodology and key assumptions made in the determination of this liability at date of acquisition and at year end.

In the first quarter 2019, negotiations with the former principals of Shepherd resulted in the execution of an agreement terminating the Administrative Agreement and the Guarantee. This termination resulted in a non-operating gain to Innovest of $2.47 million and consideration for the termination agreement was 1.5 million shares paid equally to the three former principals (one of which is Damon Mintz, Innovest’s president). Prior to the termination, principal Jeffrey Simler had been running Shephard. Subsequent to the termination agreement Mr. Simler declined an employment agreement offer and left the Company unexpectedly, resulting in a management void. This void left two support personnel and no leadership, resulting in the elimination of the Shepherd initiative.

As Shepherd had incurred losses, the remaining personnel were reassigned to the “Innovest Energy Group”, which is now representative of a combined initiative of procurement (see H.P. Technologies below), efficiency solutions (see Primary Metering Solutions below), and branded lighting products being sold under the Innovest Energy Group brand.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$13,859
Accounts receivable	7,152
Other current assets	41,749
Accounts payable	(56,826)
Total identifiable net assets	5,934
Goodwill	1,179,346
Total	$1,185,280

The fair value of financial assets includes accounts receivable with a contractual amount due of $7,152, which is expected to be collected in the full amount. The goodwill arising from the acquisition consists primarily of the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately). There were no acquisition-related costs related to this transaction.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 4 - Business Combinations (Continued)

Primary Metering Solutions

On January 1, 2019, the Company acquired 100 percent of the assets of Primary Metering Solutions, LLC (Primary Metering Solutions), an Ohio-based company. The primary reason for the acquisition was to allow the energy group the ability to directly provide procurement solutions to clients, as this subsidiary is fully licensed in all energy-deregulated states for commercial and industrial energy brokerage. The purchase price consisted of shares of the Company's restricted common stock, cash, and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition.

Cash	$25,000
Equity instruments (1,000,000 common shares of the Company)	150,000
Fair value of total consideration transferred	$175,000

The fair value of the 1,000,000 shares issued as part of the consideration transferred for Primary Metering Solutions was determined on the basis of the value of other restricted shares issued at the time of acquisition.

Primary Metering Solutions is a startup company whereby the company purchased the assets and contracts for the business.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 4 - Business Combinations (Continued)

Contact Source Solutions

On January 15, 2018, the Company acquired 100 percent of the equity interest of Contact Source Solutions. The primary reason for the acquisition was to increase revenue stream, as well as establish a business unit that can provide marketing solutions for the other business units. The purchase price consisted of shares of the Company's restricted common stock and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition of Contact Source Solutions:

Equity instruments (2,500,000 common shares of the Company)	$43,875
Stock guarantee liability	500,000
Fair value of total consideration transferred	$543,875

The fair value of the 2,500,000 shares issued as part of the consideration transferred for Contact Source Solutions was determined on the basis of the value of shares trading near the time of acquisition.

Under the terms of the acquisition agreement, the former stockholders of Contact Source Solutions are guaranteed that the issued stocks will be worth $1 per share and $2,500,000 in the aggregate at March 22, 2020. The value of this guarantee was determined to be $500,000 at the time of acquisition. See Note 14 regarding the valuation methodology and key assumptions made in the determination of this liability at date of acquisition and at year end.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$12,375
Accounts receivable	103,087
Accounts payable	(21,670)
Accrued liabilities	(56,769)
Total identifiable net assets	37,023
Goodwill	506,852
Total	$543,875

The fair value of financial assets includes accounts receivable with a contractual amount due of $103,087, which is expected to be collected in the full amount. The goodwill arising from the acquisition consists primarily of the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately). There were no acquisition-related costs related to this transaction.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 4 - Business Combinations (Continued)

H.P. Technologies

On March 22, 2018, the Company acquired 100 percent of the outstanding common shares of H.P. Technologies. The primary reason for the acquisition was to strengthen the commercial energy division and further diversify the Company's portfolio. The purchase price consisted of shares of the Company's restricted common stock and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition of H.P. Technologies:

Equity instruments (1,500,000 common shares of the Company)	$30,000
Stock guarantee liability	600,000
Fair value of total consideration transferred	$630,000

The fair value of the 1,500,000 shares issued as part of the consideration transferred for H.P. Technologies was determined on the basis of the value of shares trading near the time of acquisition.

Under the terms of the acquisition agreement, the former stockholders of Contact Source Solutions are guaranteed that the issued stocks will be worth $1 per share and $1,500,000 in the aggregate at March 22, 2020. The value of this guarantee was determined to be $600,000 at the time of acquisition. See Note 14 regarding the valuation methodology and key assumptions made in the determination of this liability at date of acquisition and at year end.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$65,508
Accounts receivable	128,469
Intangible asset - Trade names	131,000
Intangible asset - Customer contracts	229,000
Commissions payable	(64,586)
Accrued liabilities	(65,509)
Total identifiable net assets	423,882
Goodwill	206,118
Total	$630,000

The fair value of financial assets includes accounts receivable with a contractual amount due of $128,469, which is expected to be collected in the full amount. The goodwill arising from the acquisition consists primarily of the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately) and an assembled workforce. There were no acquisition-related costs related to this transaction.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 4 - Business Combinations (Continued)

Authority National Supply

On November 5, 2018, the Company acquired 100 percent of the member units of Authority National Supply. The primary reason for the acquisition was to strategically expand within the building supply distribution industry. The purchase price consisted of cash, shares of the Company's restricted common stock, and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition of Authority National Supply:

Cash	$55,000
Equity instruments (5,000,000 common shares of the Company)	750,000
Stock guarantee liability	1,700,000
Fair value of total consideration transferred	$2,505,000

The fair value of the 5,000,000 shares to be issued as part of the consideration transferred for Authority National Supply was determined on the basis of the value of other restricted shares issued at the date of the transaction. These shares were not issued until 2019; consequently, the Company has recorded the commitment to issue the shares as a liability as of December 31, 2018. This fair value of this share issuance liability has been measured based on the value of other restricted shares issued at the date of the transaction.

Under the terms of the acquisition agreement, the former members of Authority National Supply are guaranteed that the issued stocks will be worth $1 per share and $5,000,000 in the aggregate at November 5, 2020. The value of this guarantee was determined to be $1,700,000 at the time of acquisition. See Note 14 regarding the valuation methodology and key assumptions made in the determination of this liability at date of acquisition and at year end.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$88,224
Accounts receivable	2,054,311
Property, plant, and equipment	19,709
Other assets	14,096
Accounts payable	(2,104,464)
Accrued liabilities	(66,043)
Total identifiable net assets	5,833
Goodwill	2,499,167
Total	$2,505,000

The fair value of financial assets includes accounts receivable with a contractual amount due of $2,054,311, which is expected to be collected in the full amount. The goodwill arising from the acquisition consists primarily of future business growth and the going-concern element of the existing business (the higher rate of return on the assembled collection of net assets versus if the Company had acquired all of the net assets separately). Acquisition-related costs, which include legal, accounting, and valuation fees, totaled $68,261 and have been included in operating expenses in the accompanying consolidated statement of operations.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 4 - Business Combinations (Continued)

Midwest Curtainwalls

On December 1, 2018, the Company acquired 100 percent of the outstanding common shares of Midwest Curtainwalls. The primary reason for the acquisition was to expand its penetration in the building materials segment, as well as geographic reach. At the time of purchase, the Midwest Curtainwalls shares were held in an estate that was not in a position to continue to manage the operations. The estate needed to sell the company by a certain date and did not have time to properly market it to other potential buyers. The purchase price consisted of shares of the Company's restricted common stock, contingent consideration, and a stock guarantee.

The following table summarizes the fair value of the consideration transferred as part of the acquisition of Midwest Curtainwalls:

Equity instruments (2,000,000 common shares of the Company)	$300,000
Contingent consideration	32,000
Stock guarantee liability	750,000
Total	$1,082,000

The fair value of the 2,000,000 shares issued as part of the consideration transferred for Midwest Curtainwalls was determined on the basis of the value of other restricted shares issued at the time of acquisition.

Contingent consideration consists of a success fee based on the profitability of current jobs in progress.

All of the 2,000,000 shares issued in connection with this agreement are subject to a stock guarantee as follows. Under the terms of the acquisition agreement, the former members of Midwest Curtainwalls are guaranteed that the 1,600,000 of issued stocks will be worth $1.25 per share and $2,000,000 in the aggregate at December 1, 2020. The value of this guarantee was determined to be $600,000 at the time of acquisition. In addition, the 400,000 shares issued to settle a shareholder loan are guaranteed to be trading at $1.00 per share or $400,000 in the aggregate at December 1, 2020. The value of this guarantee was determined to be $150,000 at the time of acquisition.

See Note 14 regarding the valuation methodology and key assumptions made in the determination of this liability at the date of acquisition and at year end.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed:

Cash	$133,348
Accounts receivable	2,711,384
Inventory	25,006
Property, plant, and equipment	308,770
Intangible asset - Backlog	333,000
Other assets	19,103
Accounts payable	(1,450,245)
Accrued liabilities	(62,339)
Debt	(491,427)
Total identifiable net assets	1,526,600
Goodwill	713,122
Total	$2,239,722

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 4 - Business Combinations (Continued)

Midwest Curtainwalls (continued)

The fair value of financial assets includes accounts receivable with a contractual amount due of $2,711,384, which is expected to be collected in the full amount. Liabilities arising from contingencies consist of stock guarantee liability and have been recognized at fair value. Acquisition-related costs, which include legal, accounting, and valuation fees, totaled $21,800 and have been included in operating expenses in the accompanying consolidated statement of operations.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 5 - Investment

On July 17, 2018, the Company acquired 20 percent of StemVax Therapeutics (StemVax) for 2.5 million common IVST shares and cash of $16,742 related to the anticipated requirements of pending license agreements, presently being negotiated by StemVax with Cedars-Sinai Medical Center (Cedars) in Los Angeles, California. Cedars owns intellectual property that StemVax requires to effectuate its business plan, and these license agreements would satisfy the business requirements. The license agreements were successfully executed. The investment has not been accounted for using the equity method, as the Company does not have significant influence over the issuer. The investment is recorded at $141,742, which represents the cost incurred related to license agreements plus the value of IVST shares issued based on the trading value of $0.05 per share at the time of issuance or $125,000. This holding is not expected to generate revenue in the short term, but represents what the Company believes will be a substantially valuable intellectual property holding.

Note 6 - Property and Equipment

Property and equipment at September 30, 2019 are summarized as follows:

	Balance at Sept. 30, 2019	Depreciable Life - Years
Machinery and equipment	305,347	9
Transportation equipment	8,950	2
Furniture and fixtures	5,780	3-10
Computer equipment and software	27,670	3-5
Total cost	$347,747
Accumulated depreciation	38,927
Net property and equipment	$308,820

Depreciation expense for three months ended September 30, 2019 was $16,467 and for the nine months ended September 30, 2019 was $49,400.

Note 7 - Acquired Intangible Assets and Goodwill

Intangible assets of the Company at September 30, 2019 are summarized as follows:

	Balance at Sept. 30, 2019	Accumulated Amortization
Amortized intangible assets:
Customer contracts	229,000	22,900
Trade names	131,000	13,100
Total amortized intangible assets	$360,000	$36,000

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Each reportable segment noted above is a specific reporting unit for goodwill impairment testing purposes. Goodwill is reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit's carrying amount is greater than its fair value, which was estimated based on the present value of expected future cash inflows.

Segment	Balance at Sept. 30, 2019	Balance at Sept. 30, 2018
Commercial Solutions	2,796,603	82,381
Wholesale Purchasing	2,499,167
Total Goodwill	$5,295,770	$82,381

Note 8 - Line of Credit

Midwest Curtainwalls has a line of credit agreement with a bank to borrow up to $1,500,000 to support working capital needs. Interest is payable monthly at the one-month LIBOR plus 2.75 percent. The line of credit is collateralized by all assets of Midwest Curtainwalls. The balance outstanding on this line of credit was $348,640 at September 30, 2019.

In January 2019, the Company entered into a forbearance agreement with the bank, which prohibited additional borrowings under the line of credit.

Note 9 - Notes Payable

Notes payable at September 30 are as follows:

	2019	2018
Midwest Curtainwalls - Note payable to bank with interest of 4.85 percent. Secured by specific equipment	$138,584
Total	$138,584

Ownership transitions before the acquisition of Midwest Curtainwalls and the acquisition of Midwest Curtainwalls by IVST have caused the note payable and the line of credit to be in default, and remedied through a forbearance agreement entered into in January 2019.

Note 10 – Bond Payable

At the time of acquisition, Midwest Curtainwalls, had entered into a sales contract for a large commercial project. In July 2019, disputes arose among Midwest, the customer, and subcontractors which involved the subcontractor performing and billing in excess of contracted amounts which resulted the customer withholding certain accounts receivable. The Midwest sales obligation does not permit the suspension of work during such disputes which resulted in being contractually obligated to continue the project and seek remedy for these disputes only after completion. To cover the shortfalls created by the disputes, Midwest triggered mechanisms provided by the bond agreement to fund the project working capital requirement. As of September 30, 2019, the bond liability on the balance sheet is $5,630,755. This amount may increase, and is subject to offsets based on revenue and future remedies. Given the timing for when the Midwest sales obligation was initiated being prior to Innovest Global’s acquisition of Midwest Curtainwalls, Innovest Global Inc. is not a direct party to the bond liability or a guarantor of the facility.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 11 – Deposit on Assets

In order to achieve the working capital required to accommodate rapid growth, Innovest Global initiated a strategy to obtain short term cash flow in exchange for a lien on the accounts receivable balances of the Company and its subsidiaries. Innovest entered into a variety of transactions which pre-sold future accounts receivable by receiving deposits on those future receivables in exchange for a discount on them to the purchasers. The payoff timeline was approximately four months. As of September 30, 2019, the balance on these deposits is $644,695. The cost of these transactions is booked to the account Loss on Sale (A/R) and for the three month and nine month period ended September 30, 2019, these amounts represent $135,798 and $384,755 respectively.

Note 12 - Revenue Recognition

The following table shows revenue from contracts with customer by business segments. Predominately all revenue is derived from customers within the midwestern part of the United States.

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
	Commercial Solutions	Wholesale Purchasing	Total	Commercial Solutions	Wholesale Purchasing	Total
Major Goods & Services
Goods	7,556,116	9,472,010	17,028,126	651,653	-	651,653
Services	610,002	-	610,002	412,500	-	412,500
Total Revenues	$8,166,118	$9,472,010	$17,638,128	$1,064,152	$-	$1,064,152

Timing of Revenue Recognition
Point in Time	2,082,518	9,472,010	11,554,528	1,064,152	-	1,064,152
Over Time	6,083,600	-	6,083,600	-	-	-
Total Revenues	$8,166,118	$9,472,010	$17,638,128	$1,064,152	$-	$1,064,152

	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018
	Commercial Solutions	Wholesale Purchasing	Total	Commercial Solutions	Wholesale Purchasing	Total
Major Goods & Services
Goods	14,779,981	31,117,803	45,897,784	1,836,683	-	1,836,683
Services	1,525,873	-	1,525,873	1,037,640	-	1,037,640
Total Revenues	$16,305,854	$31,117,803	$47,423,657	$2,874,323	$-	$2,874,323

Timing of Revenue Recognition
Point in Time	5,378,467	31,117,803	36,496,270	2,874,323	-	2,874,323
Over Time	10,927,388	-	10,927,388	-	-	-
Total Revenues	$16,305,854	$31,117,803	$47,423,657	$2,874,323	$-	$2,874,323

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 13 - Operating Leases

The Company is obligated under operating leases primarily for facilities, expiring at various dates through 2023. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs. Total rent expense under these leases was $110,617 and $65,600 for the three month periods ended September 30, 2019 and 2018, respectively and $403,602 and $234,800 for the nine month periods ended September 30, 2019 and 2018, respectively.

Note 14 - Stock Guarantee Liability

In connection with business combinations (see Note 4), Innovest Global, Inc. has recorded contingent consideration in the form of a guaranteed stock price at a future date. Should the stock price not reach the guaranteed market price by the agreed-upon date, the Company has guaranteed the difference in the form of issuance of additional shares of stock. The maximum potential payments under these guarantees are equal to the number of shares multiplied by the guaranteed stock price. The Company has recorded a stock guarantee liability upon issuance of the guarantee and has adjusted the fair value at December 31, 2018 of $4,449,000. Adjustments to the liability are recorded in the accompanying consolidated statement of operations as nonoperating expense.

This liability is measured at fair value on an annual basis using Level 3 fair value measurements. Specifically, the Company has estimated the fair value using a Monte Carlo simulation that is affected by the Company’s stock price, as well as assumptions regarding a number of complex and subjective variables. Changes to contingent consideration obligations can result from movements in publicly traded stock prices of Innovest Global, adjustments to discount rates, expected stock price volatility, estimated dividend rates, estimated counterparty risk, periods, and updates in the assumed achievement or timing of exceeding any target stock price. The assumptions related to determining the value of a contingent consideration include a significant amount of judgment, and any changes in the assumptions could have a material impact in any given period. In determining the fair value, the Company used the following significant unobservable inputs:

●	Expected stock price volatility - 75 percent
●	Risk-free interest rate - Ranges from 1.89 percent to 3.19 percent
●	Counterparty credit risk (discount rate) - 30 percent
●	Dividend rate - 0 percent

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 14 - Stock Guarantee Liability (Continued)

The following table reconciles the opening and closing balance of the stock guarantee liability for September 30, 2019.

Acquiree	Fair Value at January 1, 2019	Adjustment for Contract Modification	Fair Value at September 30, 2019

Chagrin Safety Supply	$229,000	$0	$229,000
Shepherd Energy	2,470,000	(2,470,000)	0
Contact Source Solutions	1,060,000	0	1,060,000
H.P. Technologies	620,000	0	620,000
Authority National Supply	1,820,000	0	1,820,000
Midwest Curtainwalls	570,000	0	570,000
Midwest Curtainwalls	150,000	0	150,000
	$6,919,000	$(2,470,000)	$4,449,000

On March 18, 2019, the Company entered an agreement to issue 1,500,000 restricted common shares in exchange for the cancellation of the stock guarantee related to the Shepherd Energy, LLC acquisition, whereby the 5,790,000 shares were guaranteed to have a trading value of $1 per share by December 2019. This share issuance settles a stock liability of $2,470,000 at December 31, 2018.

Note 15 - Related Party Transactions

The officers and directors of the Company are involved in other business activities. They may face a conflict of interests between the Company and other business interests. The Company has not formulated a policy to address such conflicts.

One of the members that participates in the purchasing program at Authority National Supply is owned by an individual who is the CEO of Authority National Supply.

TN3, LLC is a company owned and controlled by the Company's chairman and CEO, Daniel Martin. TN3, LLC is also a significant shareholder of Innovest Global. As of September 30, 2019, there was a loan payable to TN3, LLC of $162,300.

Note 16 - Retirement Plans

Midwest Curtainwalls sponsors a 401(k) plan for substantially all employees who meet certain age and length of service requirements. The plan allows for the Company to make a discretionary matching contribution. There were no contributions made by the Company to the plan in 2019 or 2018.

Note 17 – Business Segment Information

Innovest Global, Inc. has two reportable segments: Commercial Solutions & Wholesale Purchasing. The Commercial Solutions segment provides products and services, including energy, building materials, call center services and safety supplies, to companies within various commercial markets including manufacturing, municipalities and construction. This segment includes the following operating divisions: Innovest Energy Group, Midwest Curtainwalls, Contact Source Solutions and Chagrin Safety Supply. The Wholesale Purchasing segment is composed of Authority National Supply, which is a national distributor of roofing, windows, fasteners and associated tools and accessories.

Innovest Global, Inc.

Notes to Consolidated Financial Statements

September 30, 2019 and 2018

Note 17 – Business Segment Information (Continued)

Innovest Global, Inc.’s reportable segments are strategic business units that offer different product and service offerings. They are managed separately because each business requires different technology and marketing strategies. All of the businesses were acquired individually, and the management at the time of the acquisition was retained if possible.

The following table provides selected information as of and for the nine month period ended September 30, 2019.

	Commercial Solutions	Wholesale Purchasing	Corporate	Eliminations	Total

Revenue from external customers	16,305,854	31,117,803			47,423,657
Depreciation and amortization	39,056	4,194			43,250
Other Non-Operating (Income) / Expense	58,497	9,665			68,162
Operating income (loss)	562,694	74,855	(2,817,223)		(2,179,674)
Fair value adjustment for stock guarantee liability credit	2,470,000				2,470,000
(Loss) on Asset Sale - A/R			(384,755)		(384,755)
Segment profit (loss)	3,032,694	74,855	(3,201,978)	-	(94,429)
					-
Goodwill	2,796,603	2,499,167			5,295,770
Segment assets	11,906,112	10,460,321	(659,249)	29,605	21,736,788